UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Lincoln Educational Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Executive Drive, Suite 340
West Orange, New Jersey 07052

March 23, 2016
Dear Shareholder:

You are invited to attend the 2016 Annual Meeting of Shareholders of Lincoln Educational Services Corporation to be held on May 3, 2016 at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 9:00 a.m. local time.

At this year’s meeting, you will be asked to elect seven directors, to conduct an advisory vote on the Company’s compensation of named executive officers, to amend the Company’s 2005 Non-Employee Directors Restricted Stock Plan to increase the number of available shares thereunder and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.  The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Our board of directors unanimously believes that the election of the nominees for directors, the non-binding advisory approval of the compensation of our named executive officers, the amendment of the Company’s 2005 Non-Employee Directors Restricted Stock Plan and the ratification of the selection of the independent registered public accounting firm are in the best interests of the Company and its shareholders and, accordingly, recommends a vote FOR the election of the nominees for directors, FOR the non-binding advisory vote on the Company’s compensation of named executive officers, FOR the amendment of the Company’s 2005 Non-Employee Directors Restricted Stock Plan and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

In addition to the formal business to be transacted, management will report on the progress of our business and respond to comments and questions of general interest to shareholders.

We sincerely hope that you will be able to attend and participate in the meeting. Whether or not you plan to come to the meeting, it is important that your shares be represented and voted. You may vote your shares by completing the accompanying proxy card or by giving your proxy authorization via the Internet. Please read the instructions accompanying the proxy card for details on giving your proxy authorization via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR OUR ANNUAL MEETING
Our proxy statement and our 2015 annual report to shareholders are available at
www.lincolnedu.com/proxy
YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible by using the Internet or by signing, dating and returning the proxy card
mailed to those who receive paper copies of this proxy statement.

BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING YOUR PROXY AUTHORIZATION VIA THE INTERNET, YOU AUTHORIZE MANAGEMENT TO REPRESENT YOU AND VOTE YOUR SHARES ACCORDING TO YOUR INSTRUCTIONS. SUBMITTING YOUR PROXY NOW WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOUR PLANS CHANGE AND YOU ARE UNABLE TO ATTEND.  TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 7:00 P.M. (EASTERN TIME) ON May 2, 2016.

Sincerely,

Scott M. Shaw
Chief Executive Officer

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LINCOLN EDUCATIONAL SERVICES CORPORATION
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

NOTICE OF
2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2016

To the Shareholders of Lincoln Educational Services Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), will be held on May 3, 2016, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 9:00 a.m. local time. At the annual meeting, shareholders will be asked:

1.	To elect seven directors to serve until the Company’s next annual meeting of shareholders and until their successors are duly elected and qualified.

2.	To conduct an advisory vote on the Company’s compensation of named executive officers (a non-binding “say-on- pay” vote).

3.	To approve an amendment to the Company’s 2005 Non-Employee Directors Restricted Stock Plan to increase the number of shares available for grants under the plan.

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2016.

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof and may properly be voted upon.

The board of directors of the Company has fixed the close of business on March 14, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof.

All shareholders are cordially invited to attend the annual meeting in person. Shareholders of record as of the close of business on March 14, 2016, the Record Date, will be admitted to the annual meeting upon presentation of identification. Shareholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you own shares of the Company’s common stock beneficially and want to vote in person at the annual meeting, you should contact your broker or applicable agent in whose name the shares are registered to obtain a broker’s proxy and bring it to the annual meeting in order to vote.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE RETURN YOUR PROXY (BY COMPLETING AND RETURNING THE ACCOMPANYING PROXY CARD OR BY GIVING PROXY AUTHORIZATION VIA THE INTERNET) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE 7:00 P.M. (EASTERN TIME) ON May 2, 2016.

By Order of the Board of Directors

Alexandra M. Luster
Corporate Secretary
West Orange, New Jersey
March 23, 2016

LINCOLN EDUCATIONAL SERVICES CORPORATION
200 Executive Drive, Suite 340
West Orange, New Jersey 07052

PROXY STATEMENT
FOR
2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2016

GENERAL

This proxy statement is provided to the shareholders of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company” or “Lincoln”), to solicit proxies, in the form enclosed, for use at the Annual Meeting of Shareholders of the Company to be held on May 3, 2016, Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, at 9:00 a.m. local time, and any and all adjournments or postponements thereof. The board of directors knows of no matters to come before the annual meeting other than those described in this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 23, 2016.

Solicitation

This solicitation is made by mail on behalf of the board of directors of the Company. The Company will pay for the costs of the solicitation. Further solicitation of proxies may be made, including by mail, telephone, fax, in person or other means, by the directors, officers or employees of the Company or its affiliates, none of whom will receive additional compensation for such solicitation.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of the Company’s common stock, no par value per share.

Voting Procedures

Only those holders of our common stock of record as of the close of business on March 14, 2016, the record date, will be entitled to notice of and to vote at the annual meeting. A total of 23,758,509 shares of the common stock were issued and outstanding as of the record date. Each share of common stock entitles its holder to one vote. Cumulative voting of shares of common stock is not permitted.

Shareholders of record can vote either in person at the annual meeting or by proxy whether or not they attend the meeting.  To vote by proxy, a shareholder must either: (a) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, or (b) vote by Internet (instructions on Internet voting accompany the proxy card).

The presence in person or by proxy of holders of a majority of the outstanding shares of the common stock entitled to vote will be necessary to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be treated as present for purposes of determining the existence of a quorum. At the annual meeting, directors will be elected by a plurality of the votes cast and a majority of the votes cast will be required to approve any of the other proposals, except that proposal 2 is advisory and non-binding.  Abstentions, however, will not be counted as votes “for” or “against” the election of directors or “for” or “against” any of the other proposals.  It is expected that brokers will not have discretionary power to vote on any of the proposals other than the ratification of the appointment of Deloitte and Touche LLP.

Proposals 1, 2 and 3 are not considered to be routine matters, and your broker will not have discretion to vote with respect to these matters unless you specifically instruct your broker to do so by returning your signed voting instruction card. If you do not provide voting instructions to your broker, your shares will not be voted for any proposal on which your broker does not have discretionary authority (resulting in a broker non-vote).

Shares of the common stock represented by properly executed proxies in the form enclosed that are timely received by the Secretary of the Company and not validly revoked will be voted as specified on the proxy. If no specification is made on a properly executed and returned proxy, the shares represented thereby will be voted FOR the election of each of the seven nominees for director named in this proxy statement, FOR the advisory approval of compensation of our named executive officers, FOR the approval of an amendment to the 2005 Non-Employee Directors Restricted Stock Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies in their discretion. In order to be voted, each proxy must be filed with the Secretary of the Company prior to exercise.

Revocability of Proxies

Shareholders may revoke a proxy at any time before the proxy is exercised. This may be done by filing a notice of revocation of the proxy with the Secretary of the Company, by filing a later-dated proxy with the Secretary of the Company or by voting in person at the annual meeting.

PROPOSAL 1:  ELECTION OF DIRECTORS

Shareholders will be asked at the annual meeting to elect seven directors.  Our bylaws allow for a minimum of three directors and a maximum of 11 directors. Each elected director will hold office until the next annual meeting of shareholders and until the director’s successor is duly elected and qualified.  The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, if elected, but if any nominee should for any reason be unable or unwilling to serve, if so elected, the proxies received by the Company will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee.

Shareholders may withhold authority to vote their proxies for either (i) the entire slate of nominated directors by checking the box marked WITHHOLD AUTHORITY on the proxy card, or (ii) any one or more of the individual nominees, by following the instructions on the proxy card. Instructions on the accompanying proxy card that withhold authority to vote for one or more of the nominees will cause any such nominee to receive fewer votes.

Upon recommendation of the Nominating and Corporate Governance Committee, the following seven persons have been selected by the board of directors as nominees for election to the board of directors: J. Barry Morrow, Scott M. Shaw, James J. Burke, Jr., Peter S. Burgess, Celia H. Currin, Alvin O. Austin, and Ronald E, Harbour. All of the nominees are incumbent directors.  Additional information about these nominees is provided in the table and biographical information that follow.

Required Vote

A plurality of the votes cast at the annual meeting is required for the election of directors.

The board of directors unanimously recommends a vote FOR each of the named nominees. Proxies that are executed and returned will be voted FOR each nominee, except to the extent that particular proxies contain instructions to withhold the vote for a particular nominee or nominees.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain information concerning the directors and executive officers of the Company as of the record date for the annual meeting:

Name	Age	Position Held
Scott M. Shaw	53	Chief Executive Officer, Director
Brian K. Meyers	49	Executive Vice President, Chief Financial Officer and Treasurer
J. Barry Morrow	62	Non-Executive Chairman of the Board of Directors
James J. Burke, Jr. (1) (3)	64	Director
Peter S. Burgess (2)	73	Director
Celia H. Currin (1) (2)	67	Director
Alvin O. Austin (1) (3)	74	Director
Ronald E. Harbour (2) (3)	59	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Scott M. Shaw joined us in 2001 and currently serves as our President and Chief Executive Officer.  Mr. Shaw has served on our board of directors from 2001 to 2006 and since July 2015. Prior to taking this position, Mr. Shaw served as President and Chief Operating Officer, Executive Vice President and Chief Administrative Officer and Senior Vice President of Strategic Planning and Business Development.  Prior to joining Lincoln, Mr. Shaw was a partner at Stonington Partners, Inc., where he had been since 1994. As a partner at Stonington, Mr. Shaw was responsible for identifying, evaluating and acquiring companies and then assisting in the oversight of these companies through participation on the board of directors. In addition, Mr. Shaw worked closely with senior management to develop long-term strategic plans, to evaluate acquisition and new investment opportunities, to assist with refinancing, and to execute on the final sale of the company either to the public or to another company. Mr. Shaw also served as a consultant to Merrill Lynch Capital Partners Inc., a private investment firm associated with Merrill Lynch & Co., Inc. from 1994 through 2000. Mr. Shaw holds an M.B.A. from the Wharton School of Business and a B.A. from Duke University. His extensive financial and business management experience provides the board a unique perspective on the issues facing companies in our industry.

Brian K. Meyers joined us in 2002 and currently serves as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Meyers has more than 25 years of accounting and financial management experience. Prior to joining Lincoln, Mr. Meyers served as Vice President and Controller for Candie’s Inc. and began his career in 1989 with Richard A. Eisner (currently EisnerAmper LLP) a public accounting firm. He is a Certified Public Accountant and holds a B.S. in Accounting from Wagner College.

James J. Burke, Jr. has served on our board of directors since 1999.  He is the founder and managing member of J Burke Capital Partners LLC, a private investment firm, since 2007.   He was also the co-founder, partner and director of Stonington Partners, Inc. since 1994 and co-founder of Merrill Lynch Capital Partners, Inc., a private equity fund for which he was the President and CEO from 1987 to 1999. He received a B.A. from Brown University and an M.B.A. with Distinction from Harvard University Graduate School of Business Administration. Mr. Burke also serves on the board of directors of a number of privately owned companies and several non-profit organizations. Mr. Burke brings extensive financial and business knowledge to the board through his engagement in private equity investing since 1981. For 19 years, he was also a director of Educational Management Corporation, a publicly-traded provider of career education. Throughout his career, he has been responsible for sourcing and analyzing investment opportunities, where he has developed both expertise and significant knowledge regarding the managerial, operational and financial aspects of a business.

Peter S. Burgess has served on our board of directors since 2004. In 1999, Mr. Burgess retired from Arthur Andersen LLP where he was an accounting and business advisory partner serving numerous manufacturing, insurance and financial services enterprises. Following his retirement, he has provided consulting services specializing in litigation support, mergers and acquisitions and Audit Committee responsibilities under securities exchange requirements and the Sarbanes-Oxley Act. Mr. Burgess is also a trustee and chair of the audit committee of John Hancock Funds.  Mr. Burgess, a licensed CPA, earned a B.S. in Business Administration from Lehigh University.  He previously served on the board of directors of PMA Capital Corporation and Symetra Financial Corporation. Mr. Burgess’ prior employment at Arthur Andersen, as well as his experience dealing with accounting principles, financial reporting rules and regulations and evaluating financial results, makes him a skilled advisor and a valuable asset, both on our board of directors and on our Audit Committee.

J. Barry Morrow has served on our board of directors since 2006 and currently serves as our Non-Executive Chairman.  He also serves as an advisor to Next Generation Insurance. He is the CEO and founder of BK Capital Group.  He served as the Chief Executive Officer and Director of Collegiate Funding Services from 2002 until 2006 when the company was acquired by JPMorgan Chase. Mr. Morrow held the position of President and Chief Operating Officer of Collegiate Funding from 2000 to 2002. Prior to joining Collegiate Funding Services, Mr. Morrow served with the U.S. Department of Education as the General Manager of Financial Services for the Office of Student Financial Assistance and with SallieMae as Vice President of Regional Operations. Mr. Morrow holds a B.A. from Virginia Tech and an M.A. in public administration from George Washington University.  Mr. Morrow has over 30 years’ experience in the education credit industry.  His extensive management experience at the U.S. Department of Education, SallieMae and Collegiate Funding Services provides the board with a unique perspective on the issues facing companies in our industry.

Celia H. Currin has served on our board of directors since 2006. Ms. Currin is an Executive Career Coach who combines over 25 years of broad general management experience and strong interpersonal skills in working with executives.  Ms. Currin spent 25 years in senior business management roles with Dow Jones & Company. She is President of the Board of Directors of Poets & Writers, the nation's largest non-profit organization which fosters the professional development of creative writers. Ms. Currin received her M.B.A. from Harvard Business School and her B.S from the University of Oregon.  Ms. Currin’s business leadership skills and marketing knowledge makes her a key contributor to our board and provides the board with valuable insight and expertise.

Alvin O. Austin has served on our board of directors since 2010. Mr. Austin has over 40 years of experience in higher education, which includes his tenure as President and Chancellor of LeTourneau University in Longview, Texas, where the institution grew its academic programs, funding levels, and campus footprint under his leadership.  Prior to that role, he served as Vice President at North Park College and Seminary, Chicago, Illinois, and at Seattle Pacific University.  In addition, he was the Dean of Student Programs at California State University, Northridge, California.  He was a member of the Commission on Colleges of the Southern Association of Colleges and Schools and a member of the Executive Committee of the Commission.  Mr. Austin has also served on the board of a major bank and on the advisory board of Texas Eastman Chemical Company. He is also involved in numerous non-profit and community organizations.  Mr. Austin earned his Ph.D in Higher Education Administration at the University of Mississippi, an M.A. in Education at the California State University, and Master Studies and Secondary Teaching Credential at the University of California at Santa Barbara.  He continues to consult with colleges and universities particularly as to board development and executive evaluation. Mr. Austin’s distinguished career in higher education and his involvement in a number of educational organizations position him well to serve as a board member.

Ronald E. Harbour was appointed to our board of directors on December 4, 2014.  Mr. Harbour is Senior Partner overseeing Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm and a division of Marsh McClennan Corporation.  Mr. Harbour co-authored and developed “The Harbour Report” in 1989, a publication that has grown to be the preeminent annual assessment of automotive manufacturing performance around the globe. Mr. Harbour currently serves as a director, chairman of the compensation committee and a member of the corporate governance and nominating committee of Spartan Motors. He previously served on the board of directors of Techform Products from 1996 until its sale in October 2014 and the board of directors of U.S. Manufacturing Corporation from 2009 until its sale in June 2014. Mr. Harbour received a B.S. from Haworth College of Business of Western Michigan University. Mr. Harbour’s extensive experience and knowledge of the automotive manufacturing industry provides an invaluable perspective on matters impacting our Company.

Information on Board of Directors and its Committees

Directors are expected to attend our annual meetings of shareholders, board meetings and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, are distributed in advance of each meeting. In 2015, there were thirteen meetings of the board, and each of the directors attended all of the meetings of the board and committees on which he or she served. In addition, all of our directors attended our 2015 Annual Meeting of Shareholders.

The board of directors has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee.

Director Qualifications

The board of directors believes that its members possess a variety of skills, qualifications and experience that contribute to the board of directors’ ability to oversee our operations and the growth of our business.  The following chart sets forth the various skills and attributes that our board of directors has identified with respect to each of our directors that led the board of directors to conclude that the person should serve on the board of directors.  For additional information regarding each of our directors, see “Board of Directors and Executive Officers.”

Board of Directors Skills Matrix

Director	CEO/Senior Officer(1)	Industry Experience(2)	Governance/ Board Experience(3)	Financial Acumen(4)	Business Development/ M&A Experience(5)	Independent(6)

Scott M. Shaw	✓	✓	✓	✓	✓
James J. Burke, Jr.	✓	✓	✓	✓	✓	✓
Peter S. Burgess			✓	✓	✓	✓
J. Barry Morrow	✓	✓	✓		✓	✓
Celia H. Currin			✓			✓
Alvin O. Austin	✓	✓	✓			✓
Ronald E. Harbour	✓	✓	✓		✓	✓

(1)	CEO/Senior Officer – Experience working as a CEO or senior officer of an organization.
(2)	Industry Experience – Senior executive experience in one or more of the Company’s primary or related industries.
(3)	Governance/Board Experience – Prior or current experience as a board member of an organization (public, private, or non-profit sectors).
(4)	Financial Acumen – Experience in financial accounting and reporting, including persons designated by the board of directors as audit committee financial experts. Familiarity with internal financial controls. Also includes professional experience in corporate finance, especially with respect to debt and equity markets.
(5)	Business Development/ M&A Experience – Experience with business development, mergers and acquisitions and/or divestitures.
(6)	Independent – Determined by the board of directors to be an independent director. See “Director Independence”.

Audit Committee

The Audit Committee consists of directors Burgess (Chairman), Currin and Harbour.  The Audit Committee held four meetings in 2015. The board of directors has adopted a written charter for the Audit Committee, which is available on our website at www.lincolnedu.com.  The Audit Committee is directly responsible for the oversight of, among other things, our accounting and financial reporting processes; the quality and integrity of our financial statements; the quality and integrity of our system of internal controls; our compliance with laws and regulations; our independent auditor's qualifications and independence; and the audit of our financial statements by a qualified independent auditor.

To fulfill these responsibilities, the Audit Committee will be aware of the current areas of greatest financial risk to us and understand management's assessment and management of the risks; consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the Securities and Exchange Commission (“SEC”); periodically review with the independent auditors their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting, and their qualitative judgments as to the accounting principles employed and related disclosures by us and the conclusions expressed in our financial reports;  review with management and the independent auditors our accounting policies and practices to ensure they meet the requirements with respect to the Financial Accounting Standards Board, the SEC, the American Institute of Certified Public Accountants and the Public Company Accounting Oversight Board; select, evaluate and, if necessary, replace our independent auditors; actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors; engage advisors, as the committee determines is necessary, to carry out its duties; meet with the independent auditors, the internal auditors and senior management to review the scope and methodology of the proposed audit; discuss with management policies and practices regarding earnings press releases, as well as financial information and earnings guidelines provided to analysts and rating agencies to the extent required by applicable law or listing standards; set clear hiring policies with respect to any current or former employees of our independent auditors; and establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding our internal accounting controls and auditing matters.  The Audit Committee is also charged with reviewing and approving all related person transactions.

The board of directors has determined that Mr. Burgess is an “audit committee financial expert” within the meaning of the regulations of the SEC.  Messrs. Burgess, Harbour and Ms. Currin are independent directors under the Sarbanes Oxley Act of 2002 and the NASDAQ listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Austin (Chairman), Burke and Harbour. The Nominating and Corporate Governance Committee held three meetings in 2015. The charter for the Nominating and Corporate Governance Committee is published on our website at www.lincolnedu.com. The Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations to the board of directors with respect to corporate governance policies and reviewing and recommending changes to the Company’s corporate governance guidelines that have been adopted by the board of directors.  The Nominating and Corporate Governance Committee also recommends to the board of directors candidates for nomination for election as directors of the Company and appointments of directors as members of the committees of the board of directors.

The Nominating and Corporate Governance Committee considers candidates for directors suggested by shareholders for elections to be held at an annual meeting of shareholders. Shareholders can suggest qualified candidates for directors by complying with the advance notification and other requirements of the Company’s bylaws regarding director nominations. Director nomination materials submitted in accordance with the Company’s bylaws will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for review and consideration. Director nominees suggested by shareholders will be evaluated in the same manner, and subject to the same criteria, as other nominees evaluated by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee also considers candidates for director suggested by its members, other directors and management and may from time to time retain a third-party executive search firm to identify director candidates for the Nominating and Corporate Governance Committee.

Generally, once the Nominating and Corporate Governance Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate based on information provided to it with the recommendation of the candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is based primarily on the need for additional directors to fill vacancies or expand the size of the board of directors and the likelihood that the candidate can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with the Chairman of the board and other directors, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the candidate’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the candidate against the standards and qualifications set out in guidelines for director candidates adopted by the board of directors, including, without limitation, the nominee’s management, leadership and business experience, skill and diversity, such as financial literacy and knowledge of directorial duties, and integrity and professionalism.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors, the need for particular expertise (such as audit committee expertise) and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and, if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board of directors and the board of directors determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee consists of directors Currin (Chairwoman), Burke and Austin. The Compensation Committee held two meetings in 2015. Each member of the Compensation Committee meets the independence requirements under the NASDAQ Stock Market listing standards, Section 162(m) of the Internal Revenue Code.  The Compensation Committee has the authority to develop and maintain a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to shareholders;  recommend compensation, special benefits, perquisites, and incidental benefits to our board for approval;  review and approve annual corporate and personal goals and objectives to serve as the basis for the chief executive officer's compensation, evaluate the chief executive officer's performance in light of the goals and, based on such evaluation, determine the chief executive officer's compensation;  determine the annual total compensation for our named executive officers;  with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans;  review and recommend compensation for non-employee directors to our board; and  review and recommend employment agreements, severance arrangements and change in control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to our board. The Compensation Committee may retain compensation consultants having special competence to assist it in evaluating director and executive compensation and may also retain counsel, accountants or other advisors, in its sole discretion. The Compensation Committee did not retain a compensation consultant in 2015.  The Compensation Committee also has the power to delegate its authority and duties to subcommittees or individual members of the committee, as it deems appropriate in accordance with applicable laws and regulations.  The charter for the Compensation Committee is published on our website at www.lincolnedu.com.

Committee Membership

The table below lists the current membership of each committee and the number of committee meetings held in 2015:

Name	Audit	Nominating and Corporate Governance	Compensation
Scott M. Shaw
J. Barry Morrow
James J. Burke, Jr.		✓	✓
Peter S. Burgess	Chair
Celia H. Currin	✓		Chair
Alvin O. Austin		Chair	✓
Ronald E. Harbour	✓	✓
2015 Meetings	4	3	2

Director Independence

Our board of directors has a majority of independent directors as is required by the NASDAQ Marketplace Rules. Our board of directors has determined that each of our director nominees other than Scott M. Shaw, our Chief Executive Officer, is an “independent director” as such term is defined under the NASDAQ Marketplace Rules.  All of the members of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are independent directors.

Board Leadership Structure

Currently, the roles of Chief Executive Officer and Chairman of the board of directors are held by different individuals.  In the past, the position of Chief Executive Officer and Chairman were combined when deemed appropriate by the board of directors.

Our board of directors has adopted a flexible policy regarding the issue of whether the positions of Chairman and Chief Executive Officer should be separate or combined.  Our board of directors regularly evaluates whether the interest of the Company and its shareholders are best served at any particular time by having the Company’s Chief Executive Officer or another director hold the position of Chairman.  Our board of directors believes that no single, one-size fits all, board-leadership model is universally or permanently appropriate. This structure has proven especially useful to facilitate executive leadership training, succession, and orderly transitions. At present, the board of directors believes that its current structure effectively maintains independent oversight of management.

As Non-Executive Chairman of the board of directors, J. Barry Morrow ensures that the board of directors fulfills its oversight and governance responsibilities and directs the activities and meetings of the board of directors. In addition, Mr. Morrow is responsible for coordinating the activities of the non-employee directors and leading executive sessions of the non-employee directors, which are generally held in conjunction with each regularly scheduled board of directors meeting.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the risk management of the Company. This is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board of directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

Fundamental aspects of the board of directors’ risk management oversight activities include:

•	understanding the key drivers of success for our business and the associated major risks inherent in our operations and corporate strategy;

•	overseeing that appropriate risk management and control procedures are implemented by management and developing and maintaining an effective risk dialogue with management; and

•	crafting the right board of directors for our Company, including ensuring that the board of directors has the right mix of background, skills and experience and an appropriate committee structure to carry out its oversight responsibilities effectively.

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board of directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors.  The Audit Committee also assists the board of directors in fulfilling its oversight responsibility with respect to legal and compliance issues.  The Nominating and Corporate Governance Committee, in addition to making recommendations with respect to corporate governance matters and nominations of directors, manages risks associated with the independence of the board of directors and potential conflicts of interest. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business which are appropriately balanced and do not motivate employees to take imprudent risks. All committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company has reviewed its compensation programs and considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect the Company.  We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, either individually or in the aggregate.

Board Diversity

The Nominating and Corporate Governance Committee, in accordance with the board’s governance principles, seeks to create a board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and markets in general.  The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of our board of directors represent diverse viewpoints. The Nominating and Corporate Governance Committee focuses on diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.

Compensation Committee Interlocks and Insider Participation

Ms. Currin, Messrs. Burke and Austin served on the Compensation Committee during the entire 2015 fiscal year. Board Chairman Morrow served on the Compensation Committee until his appointment as Chairman in July 2015.

During the 2015 fiscal year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;
•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;
•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee;
•	none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and
•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on the Company’s board of directors.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The following tables provide information regarding the beneficial ownership of our common stock as of the record date for the annual meeting by (1) each of our directors, (2) each of our named executive officers, (3) all directors and executive officers as a group, and (4) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.  This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal shareholders named below.  Except as otherwise indicated, we believe, based on information furnished by such owners, that the beneficial owners of our common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

CERTAIN BENEFICIAL OWNERS

As of the record date, the only persons or groups that are known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock are:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned on March 14, 2016

Heartland Advisors, Inc. (1)	3,999,878	16.8%

Paradice Investment Management LLC (2)	2,614,753	11.0%

Nantahala Capital Management, LLC (3)	2,030,645	8.5%

(1)	Based on the information reported in a statement on Schedule 13G/A filed with the SEC on February 5, 2016 by Heartland Advisors, Inc. and William J. Nasgovitz (“Heartland”). The principal business office address of Heartland is 789 North Water Street, Milwaukee, WI 53202. We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G/A.
(2)	Based on the information reported in a statement on Schedule 13G/A filed with the SEC on February 9, 2016 by Paradice Investment Management LLC (“Paradice”). The principal business office address of Paradice is 257 Fillmore Street, Suite 200, Denver, CO 80206. We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.
(3)	Based on the information reported in a statement on Schedule 13G/A filed with the SEC on February 16, 2016 by Nantahala Capital Management, LLC (“Nantahala”). The principal business office address of Nantahala is 19 Old Kings Highway S, Suite 200, Darien, CT 06820. We have not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.

The following table sets forth information as to the beneficial ownership of shares of our common stock as of March 18, 2016, of each director and each named executive officer and all directors and executive officers of the Company, as a group.  Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Scott M. Shaw (3)	478,947	2.0%
Brian K. Meyers (4)	107,610	0.5%
James J. Burke, Jr.	151,929	0.6%
Peter S. Burgess	76,786	*
J. Barry Morrow	75,342	*
Celia H. Currin	75,342	*
Alvin O. Austin	61,345	*
Ronald E. Harbour	24,123	*
All executive officers and directors as a group	1,051,424	4.4%

*	Less than 1%.
(1)	For purpose of this table, (i) a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person or group has the right to acquire within 60 days after such date and (ii) the address for each named person is 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.
(2)	Includes (i) 394,196 shares of common stock held by Mr. Shaw, (ii) 69,751 shares of restricted common stock, and (iii) 15,000 shares of common stock that may be acquired through the exercise of options that are exercisable as of March 18, 2016.
(3)	Includes (i) 35,991 shares of common stock held by Mr. Meyers, and (ii) 71,619 shares of restricted common stock.
(4)	Includes 24,123 shares of restricted common stock and the remaining shares are held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers and beneficial owners of 10% or more of the Company’s common stock to file reports of ownership of, and transactions in, the Company’s securities with the SEC, the NASDAQ Global Select Market and the Company.  The Company believes that all SEC filing requirements applicable to the Company’s directors and executive officers and beneficial owners of 10% or more of the Company’s common stock for 2015 were timely met.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our executive officer compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in 2015 to the following individuals, whom we refer to as “our named executive officers” or “NEOs.”

In 2015, the Company had five executive officers:

•	Scott M. Shaw, our President and Chief Executive Officer
•	Brian K. Meyers, our Executive Vice President, Chief Financial Officer and Treasurer
•	Kenneth M. Swisstack, our former Executive Vice President, General Counsel and Secretary
•	Shaun E. McAlmont, our former President and Chief Executive Officer
•	Piper Jameson, our former Executive Vice President and Chief Marketing Officer

The discussion below is intended to help you understand the detailed information provided in the tables that follow and put that information into context within our overall compensation program.

Executive Summary

2015 Advisory Vote on Executive Compensation and Shareholder Outreach.

At the 2015 Annual Meeting, we held a non-binding advisory “say-on-pay” vote on our executive compensation program as set forth in our 2015 proxy statement.  Approximately 92% of the votes cast on the say-on-pay proposal voted in favor of the program.

•	Performance-based restricted stock comprises 40% of our equity compensation and vests based upon the attainment of both (i) a threshold operating income margin target and (ii) annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets during the four-year performance period. The terms of these awards are described in more detail below under “Long-Term Stock Incentives.”

▪	Performance-based shares issued in 2014 – In 2015, since we met the EBITDA and operating income margin targets for the 2015 vesting tranche, 25% of the performance-based shares issued to our named executive officers in 2014 vested.

▪	Performance-based shares issued in 2013 – In 2015, since we did not meet the operating margin income target for the 2015 vesting tranche, none of the performance-based shares issued to our named executive officers in 2013 vested.

▪	Catch-up EBITDA target – In 2015, we did not meet the catch-up EBITDA target for the 2014 vesting tranche; accordingly, our NEOs forfeited 25% of the performance-based shares issued in 2013. To date, our NEOs have forfeited 50% of the performance-based shares issued in 2013 representing the 2013 and 2014 vesting tranches.

•	We maintain an annual performance-based Management Incentive Compensation Plan (the “MIC Plan”). Payments under the MIC Plan are based on the attainment of predetermined net income, revenue and company-wide quality focused outcome targets. We did not meet some of the specified target levels of performance in either 2015 or 2014 and, as a result, payments under the MIC Plan were significantly below the target award opportunity. The terms of these awards are described in more detail below under “2015 Annual Performance-Based Incentive Compensation.”

▪	In 2015, our NEOs received payment of approximately 80% of their MIC Plan target award opportunity.

▪	In 2014, our NEOs received payment of approximately 63% of their MIC Plan target award opportunity.

The Compensation Committee believes that these practices highlight the close link between pay and performance under our executive officer compensation program.

Recent Changes to Compensation Program.

Over the past few years we have implemented a number of important changes to our compensation practices.  These changes reflect our continuing commitment to improving our pay-for-performance alignment, while embracing contemporary compensation and governance best practices.  The changes include the following:

•	Employment agreements with each of our NEOs provide for “double-trigger” change in control severance benefits. As a result, no severance benefits will be provided to an NEO unless the NEO incurs an involuntary termination during the two-year period following a change in control. The terms of these employment agreements are described in detail below under the heading “Employment Agreements.”

•	Over the past few years, we made key changes to our annual cash and long-term stock incentive compensation program to enhance our pay-for-performance philosophy to better align the interests of our executives with those of our shareholders. These included:

▪	eliminating the individual performance component of our annual incentive compensation plan and adding a component linked to company-wide quality focused outcomes that directly impact the Company’s overall health and viability (placement rates, graduation rates and cash collections);

▪	capping the maximum amount payable under the annual incentive compensation plan at 200% of target; and

▪	granting performance-based restricted stock that vests upon the attainment of EBITDA targets during each year of the four-year vesting period.

The Compensation Committee continually reviews the executive compensation program and may, from time to time, modify certain aspects of the program to ensure that it remains aligned with the interests of the Company’s shareholders.

Sound Compensation Governance Practices.

The Company seeks to implement and maintain sound compensation governance practices to ensure adherence to our pay-for-performance philosophy while appropriately managing risk and aligning our executive compensation program with the financial interests of the Company’s shareholders.  Highlights of our practices include:

•	Double-Trigger Change in Control Severance Benefits. Our executives will only be eligible to receive severance benefits if they experience an involuntary termination of employment within the two-year period following a change in control.

•	Cap on Annual Incentive Compensation. The aggregate maximum annual incentive award that can be earned by each of our named executive officers is capped at 200% of their target.

•	No Retirement Programs. We do not maintain enhanced retirement arrangements for our executive officers. Executive officers are eligible to participate in our 401(k) plan in the same manner as all employees.

•	No tax gross-ups. As discussed below under the heading “Employment Agreements and Change in Control Benefits,” we do not provide our executive officers with tax gross-ups for “excess parachute payments” upon a change in control.

Compensation Philosophy and Objectives

The Company and the Compensation Committee believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives that are critical to our long-term success.

Our compensation program is designed to offer executive officers competitive compensation based on our performance, our unique niche, strategy, business model and execution, and on the individual’s contribution, performance and leadership.  Our compensation policies are intended to motivate, reward and retain highly qualified executives for long-term strategic management and enhancement of shareholder value, to support a performance-oriented environment that rewards achievement of specific internal Company goals, and to attract and retain executives whose abilities are critical to our long-term success and competitiveness.  Our compensation goals are further intended to mitigate incentives for our executives who take excessive risks that may be adverse to the Company and our shareholders in the long-term.

The Compensation Committee has reviewed all components of the compensation for the named executive officers, including salary, annual incentives, equity and long-term incentive compensation, accumulated realized and unrealized stock options, the dollar value to the executive and cost to the Company of all perquisites, and the actual projected payout obligations under potential severance and change-in-control scenarios.

Setting Executive Compensation

We intend to continue our strategy of compensating our executives through programs that emphasize performance-based incentive compensation.  We have structured annual cash and long-term equity incentive compensation to both motivate executives to achieve the business goals set by the Company and to reward the executives for achieving such goals.  Our executive compensation program is further designed to discourage excessive risk taking by assessing performance across multiple dimensions and metrics, including both regulatory performance and student outcomes.

For the named executive officers, the main components of our compensation program are base salary, an annual performance-based cash incentive and long-term performance-based restricted stock.  In allocating compensation among these components, the Compensation Committee believes that the compensation of our senior levels of management, the levels of management having the greatest ability to influence our performance, should be predominately performance-based.  Base salary is intended to provide a certain level of income commensurate with an executive’s position, responsibilities, and contributions to the Company.

The annual performance-based cash incentive compensation focuses on short-term performance while the performance-based restricted stock is tied to achievement of performance over a longer period of time.  This mix of short- and long-term incentives provides sufficient rewards to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer term corporate goals that drive shareholder value.  In addition, we believe this balance of short-term and long-term incentive compensation and the mix of varied performance metrics helps mitigate the incentive for executives to take excessive risk that may have the potential to harm the Company in the long-term.

Compensation for the Chief Executive Officer is based on the Compensation Committee’s independent assessment of his performance during the year.  The Chief Executive Officer plays a significant role in setting the compensation for the other named executive officers by presenting an evaluation of each executive’s performance and his recommendation for levels of their compensation.  The Compensation Committee makes all final decisions with respect to the total compensation package for each of the named executive officers and has the authority to accept, reject, or modify these recommendations in connection with its determination.  The Compensation Committee did not retain a compensation consultant in 2015.

Base Salary

Base salaries for our named executive officers are based on job responsibilities and individual contribution with reference to base salary levels of executives at comparable publicly held companies.  The Compensation Committee also considers several other factors in setting base salaries, including the executive’s experience and tenure, our overall annual budget for merit increases and pre-tax profit, the executive’s individual performance, changes in the executive’s responsibility and the executive’s overall contribution to our success.  We review salary levels annually to recognize these factors.  We do not target base salary at any particular percentage of total compensation.

2015 Annual Performance-Based Incentive Compensation

Our named executive officers are eligible to participate in the MIC Plan.  Under the MIC Plan, the Compensation Committee approves the calculation of performance-based cash incentive opportunity for our named executive officers by taking into account certain financial performance targets and as well as company-wide quality focused outcomes.  Awards under the MIC Plan reflect the Compensation Committee’s belief that a significant portion of the total annual compensation of each executive officer should be contingent upon the overall financial performance of the Company as well as the attainment of corporate initiatives relating to student outcomes and shareholder value.  For 2015, the Compensation Committee set the target incentive compensation award levels at 100% of base salary for our CEO and 75% of base salary for our other NEOs.  The maximum amount payable to each named executive officer is 200% of his or her target incentive compensation award.

The 2015 performance measures under the MIC Plan, including their relative weightings, are as follows:

Performance Measure	Percentage of Total Incentive Compensation Opportunity 2015
Net Income/Loss	35%
Revenue	25%
Company-Wide Quality Focused Outcomes	40%

At the beginning of 2015, the Compensation Committee set target goals for each of the above performance measures.  In general, the Compensation Committee sets the net income and revenue performance targets above the performance targets publicly announced for the Company.  This is consistent with the Compensation Committee’s philosophy that performance-based annual compensation awards should incent our named executive officers to attain better than average performance.

  Net Income / Loss Component.  For 2015, 35% of each named executive officer’s target incentive opportunity was based on the achievement of net income goals.  The named executive officers could earn a portion of their target incentive opportunity if the Company’s net income was within 10% of our target goal.  The percentage of the net income component paid decreases by 10% for each percentage point that actual performance was below the target net income goal.  No payments are made with respect to the net income component if actual performance was at or below 90% of the target net income goal.  Our named executive officers could earn more than their target net income component if the Company’s net income was greater than the target goal.  The percentage increases by 8% for each percentage point that actual performance was above the target net income goal.

For 2015, the Compensation Committee set a net income / loss goal of $(8.4) million.  Actual consolidated net loss was $(6.2) million.  As a result, the Company achieved 308.3% of the 35% of target incentive opportunity attributable to net income / loss.  Based on the board of director’s recommendation to the Compensation Committee, the overachieved percentage did not factor into the MIC Plan awards for 2015 performance; rather, the awards were based upon attaining only the 35% goal.

Revenue Component.  For 2015, 25% of each named executive officer’s target incentive opportunity was based on the achievement of revenue goals.  The named executive officers could earn a portion of their target incentive opportunity if our revenues were within 10% of our target goal.  The percentage of the revenue component paid decreases by 10% for each percentage point that actual performance was below our target revenue goal.  No payments are made with respect to the revenue component if actual performance was at or below 90% of our target revenue goal.  Our named executive officers could earn more than their target revenue component if our revenues were greater than the target goal.  The percentage increases by 8% for each percentage point that actual performance was above the target revenue goal.

For 2015, the Compensation Committee set a revenue goal of $333.3 million. Actual consolidated revenues were $306.1 million. As a result, the Company achieved 4.6% of the 25% of their target incentive opportunity attributable to revenue.

Company-Wide Quality Focused Outcomes Component. Each of our named executive officers could earn 40% of their target incentive opportunity for the achievement of company-wide quality focused outcomes.   The performance goals related to the achievement of specific aspects of the Company’s business strategy and corporate initiatives relating to student outcomes and to shareholder value.  These initiatives included graduation rates, placement rates and cash collections and were weighted equally.

No payments are made with respect to each initiative of the company-wide quality focused outcomes component if the specified target for such initiative was not attained.  Our named executive officers could earn more than their target incentive opportunity for this component if performance with respect to one or more of the initiatives was greater than the target goal.  The percentage increases by 8% for each percentage point that actual performance was above the target goal for the initiative.

For 2015, we targeted (i) bad debt expense rate of 4.7%, and (ii) student retention rate of 66.0%.  Actual results for these metrics were 4.4% and 66.1%, respectively.  As a result, the Company achieved 101.5% of the 40% of target incentive opportunity attributable to Company-wide quality focused outcomes in 2015.

Aggregate Incentive Compensation Paid. Based on the above, for 2015, each of our named executive officers received an aggregate incentive award of 80% of his respective target incentive opportunities as set forth below:

Named Executive Officer	Target 2015 MIC Plan Award	Total 2015 MIC Plan Payment
Scott M. Shaw	$415,000	$332,885
Brian K. Meyers	$226,003	$181,284
Kenneth M. Swisstack (former NEO)	$225,000	$184,090

Long-Term Stock Incentives

Stock incentives focus executives’ attention on the Company from the perspective of an owner with an equity stake in the business.  The Compensation Committee believes that the Company’s long-term performance is achieved through an ownership culture that encourages long-term performance by our named executive officers through grants of stock-based awards.  Our shareholder-approved 2005 Long-Term Incentive Plan provides for the grant of stock options, restricted stock, performance stock and other equity-based awards.  Equity awards are generally made at the discretion of the Compensation Committee based on a multiplicity of factors, including total compensation at peer companies, the level of equity ownership of the executives, and judgments of individual performance during the year.

In 2011, the Compensation Committee implemented a restricted stock program pursuant to which each of the named executive officers received awards of both time-based restricted stock and performance-based restricted stock.  The Compensation Committee believes that a combination of time-based and performance-based restricted stock grants will better align the interests of our named executive officers with those of our shareholders.  The EBITDA targets are set by the Compensation Committee at the beginning of each applicable year.  If the applicable EBITDA target is not attained, the Compensation Committee has the discretion to determine that the performance-based restricted stock that would have vested had the target been attained will not be forfeited but, instead, will be subject to a catch-up EBITDA target to be set in the subsequent year.  A catch-up target is a stretch goal that requires a greater level of performance than the performance goal set for the applicable performance period.  In addition, notwithstanding the attainment of the applicable performance targets, the Compensation Committee has the discretion to determine that all or a portion of performance-based restricted stock will not vest based on facts and circumstances occurring after the date of grant that the Compensation Committee deems relevant.

Time-Based Restricted Stock.

The Company did not award any time-based restricted stock to any of our NEOs in 2015.

 Performance-Based Restricted Stock.

The Company did not award any performance-based restricted stock to any of our NEOs in 2015.

2014 Performance Shares.  In 2014, the Compensation Committee awarded performance-based restricted stock to Messrs. Swisstack and Meyers (“2014 Performance Shares”).  The 2014 Performance Shares vest in equal installments over four years based upon the attainment of both (i) a threshold operating income margin of at least 4.65% during any one or more of the fiscal years in the period beginning January 1, 2015 and ending December 31, 2018 and (ii) annual EBITDA targets during each of the four fiscal year performance periods.

2013 Performance Shares.  On April 30, 2013, the Compensation Committee awarded performance-based restricted stock to certain members of our senior management, including each of our named executive officers (“2013 Performance Shares”).  The 2013 Performance Shares have substantially the same terms and conditions as the 2014 Performance Shares.  The 2013 Performance Shares have a threshold operating income margin of at least 6.5% during any one or more of the fiscal years in the period beginning January 1, 2013 and ending December 31, 2016.

2015 EBITDA Goals.  The Compensation Committee set an EBITDA target of $15.5 million for the 2015 performance period.  This target was applicable to both the 2014 Performance Shares and the 2013 Performance Shares.  Actual EBITDA, as adjusted, for 2015 was $17.2 million.

With respect to the 2014 Performance Shares, the Company did attain the 2015 EBITDA target and operating income margin target of 4.65% and, accordingly, 25% of the 2014 Performance Shares issued to Messrs. Swisstack and Meyers vested in 2015.

With respect to the 2013 Performance Shares, the Company did attain the 2015 EBITDA target but did not attain the 2015 operating margin income target of 6.5%; therefore, 25% of the 2013 Performance Shares failed to vest in 2015.  However, if the operating margin income target of 6.5% is attained for the fiscal year 2016, the 25% of the 2013 Performance Shares applicable to the 2015 vesting tranche will vest.  Since the 2015 EBITDA target was achieved, the Compensation Committee did not need to set a 2015 catch-up EBITDA target for the fiscal year 2016 in connection with the 2015 vesting tranche.

As disclosed in our 2015 proxy, the 2014 EBITDA target applicable to the 2014 vesting tranche of the 2013 Performance Shares was not satisfied.  The Compensation Committee set a 2015 catch-up EBITDA target of $19.4 million.  This catch up EBITDA target requires a greater level of performance than the general EBITDA target set for 2014.  The Company’s actual EBITDA, as adjusted, for 2015 was $17.2 million and the Company did not attain this 2015 catch-up target.  As a result, performance-based restricted stock subject to the 2015 catch-up target did not vest and those shares (25% of the original grant) were forfeited.

To date, 50% of the performance-based restricted stock awarded to each of our named executive officers in 2013 has been forfeited. The total number of shares of performance-based restricted stock that have been forfeited of the performance-based restricted stock issued to our named executive officers in 2013 is as follows:

Named Executive Officer	Performance-Based Shares Forfeited
Scott M. Shaw	34,636
Brian K. Meyers	8,881
Kenneth M. Swisstack (former NEO)	4,440

No Backdating or Spring Loading

The Company does not backdate options or grant options retroactively.  In addition, we do not plan to coordinate grants of options, restricted stock or other equity awards so that they are made before announcement of favorable information or after announcement of unfavorable information.  Stock options are granted at fair market value on the date the option grants are approved by our Compensation Committee.  Fair market value has been consistently determined as the closing price on the NASDAQ Global Select Market on the grant date.  All option grants and restricted stock awards require the approval of the Compensation Committee.  The Company’s general practice is to grant options and restricted stock only on the dates of a regularly scheduled Compensation Committee meeting, although there are occasions when grants have been made on other dates.

Comparative Data

The Company has not implemented a formal benchmarking process and does not target named executive officer compensation at a specified level of a peer group.  In 2015, the Compensation Committee informally reviewed compensation information set forth in public filings with the SEC (including base salaries, annual incentive bonuses and equity-based compensation) for the following companies:  American Public Education, Inc., Bridgepoint Education, Inc., Capella Education Co., Career Education Corporation, DeVry, Inc.,  Education Management Corporation, Grand Canyon Education Inc., ITT Educational Services, Inc., Strayer Education, Inc. and Universal Technical Institute, Inc.

The purpose of this review was to determine whether the level of compensation proposed to be paid to the Company’s named executive officers during 2015 was outside the range of the compensation paid to the named executive officers at our peer companies, with the understanding that adjustments would be considered if such proposed compensation proved to be significantly outside the range of our peer groups.  After this informal review, the Compensation Committee determined that the compensation proposed to be paid to the Company’s named executive officers was within the peer group range and consequently that no adjustments were required at that time.

The Compensation Committee also reviewed general survey data across a broad cross-section of industries for companies with revenues similar to ours.

Employment Agreements and Change in Control Benefits

The Company has entered into employment agreements with Messrs. Shaw and Meyers.  Each of these agreements will expire on December 31, 2016.  The agreements are described below under “Employment Agreements.”

In 2011, the Compensation Committee amended the employment agreements of its executive officers to provide for a “double-trigger” change in control severance benefits.  Previously, the employment agreements contained a “single-trigger” change in control severance benefit.  The amended employment agreements provide for severance benefits only upon an involuntary termination of employment during the two-year period following a change of control. All stock options and restricted stock awards held by our named executive officers will immediately vest upon the occurrence of a change in control. The performance-based restricted stock will vest upon a change in control only if the threshold operating income margin target has been attained.

We do not provide our executive officers with tax gross-ups for “excess parachute payments” under Section 280G of the Internal Revenue Code upon a change in control.  In the event that any payment or distribution by us to or for the benefit of our named executive officers would be considered a “parachute payment” for purposes of Section 280G, the amount of such payments may be reduced to the largest amount permissible without triggering excise taxes under Section 4999 of the Internal Revenue Code.

Retirement Plans

The Company maintains a plan qualified under Section 401(k) of the Internal Revenue Code for the benefit of all employees.  Our named executive officers are eligible to participate in this plan on the same terms and conditions as all other employees.  At the discretion of our board of directors, we may make discretionary matching and/or profit-sharing contributions into our 401(k) plan for eligible employees, which may be subject to vesting requirements.  We believe that a 401(k) plan encourages our employees to save for future retirement needs and we encouraged this in 2015 by matching 30% of our employee’s annual contributions, up to 6% of total compensation, subject to a compensation limitation and/or a contributions limitation pursuant to the Internal Revenue Code.  With respect to each of the named executive officers, the following matching contributions were made on their behalf under our 401(k) plan for 2015: $3,300 for Mr. Shaw; $1,883 for Mr. Meyers; $1,250 for Mr. McAlmont; $2,295 for Mr. Swisstack, and $748 for Mrs. Jameson.

We do not provide any additional retirement benefits for our named executive officers.  None of our named executive officers participate in a non-qualified deferred compensation program or pension arrangement.

Welfare Benefits and Perquisites

Our named executive officers are eligible to participate in our medical and dental health insurance plans, our life insurance plan and our long-term disability insurance plan on the same terms and conditions offered to all other employees.  We also provide our named executive officers with supplemental life insurance.  We believe that the benefits we offer are important components of our comprehensive benefit package, which encourages employees to remain with us.

We also provide each of the named executive officers with use of a vehicle for business and personal use and pay for associated costs, including automobile insurance, parking and fuel.  The executives are responsible for all taxes related to this benefit.

We do not provide any other perquisites or benefits to our named executive officers and we do not pay any tax gross-ups with respect to any compensation.

Tax Deductibility of Compensation; Accounting

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million with respect to each of the named executive officers (excluding the Chief Financial Officer).  Section 162(m) exempts qualifying performance-based compensation from the deduction limit if applicable requirements are met.  The Compensation Committee strives to provide our named executive officers with compensation programs that will preserve the tax deductibility of compensation paid by the Company, to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives.  However, the Compensation Committee believes that shareholder interests are best served if it retains the flexibility to compensate executives in a manner intended to promote varying corporate goals, even if certain amounts that may be payable in excess of $1 million may not be deductible under Section 162(m).

The Compensation Committee also takes accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification 718 Compensation – Stock Compensation (FASB Statement 123(R), Share Based Payments), into account in structuring compensation programs and determining the form and amount of compensation awarded.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement.  Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Celia H. Currin (Chairwoman)
James J. Burke, Jr.
Alvin O. Austin

Executive Compensation

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Scott M. Shaw	2015	470,000	-	97,500	332,885	9,783	910,168
President and	2014	400,000	-	97,500	189,641	12,974	700,115
Chief Executive Officer	2013	400,000	-	197,500	166,375	13,001	776,876

Brian K. Meyers	2015	301,337	-	45,000	181,284	8,008	535,629
Executive Vice President, Chief	2014	263,670	-	245,000	142,865	10,630	662,164
Financial Officer and Treasurer

Kenneth M. Swisstack	2015	306,000	-	55,000	184,090	7,901	552,991
Former Executive Vice President and	2014	273,493	-	305,000	142,231	13,799	734,523
General Counsel

Shaun E. McAlmont	2015	274,038	-	98,665	-	5,689	378,392
Former President and	2014	500,000	-	137,500	316,069	9,463	963,032
Chief Executive Officer	2013	500,000	-	287,500	277,291	10,154	1,074,945

Piper Jameson	2015	121,556	-	-	-	4,263	125,819
Former Executive Vice President	2014	310,000	-	50,000	146,972	13,652	520,624
and Chief Marketing Officer	2013	310,000	-	100,000	128,940	11,197	550,137

(1)           In 2015, the Company had five executive officers.  Ms. Jameson’s last day of employment with the Company was February 13, 2015.  Mr. McAlmont’s last day of employment with the Company was June 30, 2015.  Mr. Swisstack’s last day of employment with the Company was January 22, 2016. .

(2)           Represents the aggregate grant date fair value of grants of common stock and restricted common stock (time-based and performance-based) during each of the years presented.  The fair values of these grants were determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures).  See Note 1 to the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 filed with the SEC on March 10, 2016, March 16, 2015 and March 11, 2014, respectively, regarding assumptions underlying the valuation of equity awards.  Whether, and to what extent, a named executive officer realizes value will depend on our actual operating performance, stock price fluctuations and the named executive officer’s continued employment.  Amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards.  The terms and conditions of the time-based and performance-based restricted stock awards are described in the “Compensation Discussion and Analysis.”

In the case of Mr. Shaw, the amount reflected in this column consists of the grant date fair value of (a) for fiscal year 2015, 17,318 shares of common stock, representing 25% of a performance-based restricted stock award of 69,272 shares awarded in 2013; (b) for fiscal year 2014, 17,318 shares of common stock, representing 25% of a performance-based restricted stock award of 69,272 shares awarded in 2013; and (c) for fiscal year 2013, (i) 17,318 shares of common stock, representing 25% of a performance-based restricted stock award of 69,272 shares awarded in 2013 and (ii) 5,988 shares of common stock, representing 25% of a performance-based restricted stock award of 23,952 shares awarded in 2011.

In the case of Mr. Meyers, the amount reflected in this column consists of the grant date fair value of (a) for fiscal year 2015, (i) 7,143 shares of common stock, representing 25% of a performance-based restricted stock award of 28,572 shares awarded in 2014, and (ii) 4,440 shares of common stock, representing 25% of a performance-based restricted stock award of 17,762  shares awarded in 2013; and (b) for fiscal year 2014, (i) 4,441  shares of common stock, representing 25% of a performance-based restricted stock award of 17,762 shares awarded in 2013, (ii) an award of 42,858 shares of restricted common stock, subject to time vesting in equal annual installments over a three-year period commencing on December 18, 2015 and (iii) an award of 35,715 shares of common stock on December 18, 2014.

In the case of Mr. Swisstack, the amount reflected in this column consists of the grant date fair value of (a) for fiscal year 2015, 8,086 shares of common stock, representing 25% of a performance-based restricted stock award of 32,345 shares awarded in 2014, and (ii) 4,440 shares of common stock, representing 25% of a performance-based restricted stock award of 17,762 shares awarded in 2013; and (b) for fiscal year 2014, (i) 4,441 shares of common stock, representing 25% of a performance-based restricted stock award of 17,762 shares awarded in 2013, (ii) an award of 48,517 shares of restricted common stock, subject to time vesting in equal annual installments over a three-year period commencing on June 2, 2015 and (iii) an award of 26,955 shares of common stock on June 2, 2014.

In the case of Mr. McAlmont, the amount reflected in this column consists of the grant date fair value of (a) for fiscal year 2015, 48,844 shares of common stock, which were previously performance-based restricted shares awarded in 2013 and which became immediately vested on June 30, 2015 in connection with Mr. McAlmont’s separation from the Company; and (b) for fiscal year 2014, (i) 24,422 shares of common stock, representing 25% of a performance-based restricted award of 97,691 shares awarded in 2013; and (c) for fiscal year 2013, (i) 24,422 shares of common stock, representing 25% of a performance-based restricted award of 97,691 shares awarded in 2013 and (ii) 8,982 shares of common stock, representing 25% of a performance-based restricted award of 35,928 shares awarded in 2011.

In the case of Ms. Jameson, the amount reflected in this column consists of the grant date fair value of (a) for fiscal year 2014, 8,881 shares of common stock, representing 25% of a performance-based restricted stock award of 35,524 shares awarded in 2013; and (b) for fiscal year 2013, (i) 8,881 shares of common stock, representing 25% of a performance-based restricted stock award of 35,524 shares awarded in 2013 and (ii) 2,294 shares of common stock, representing 25% of a performance-based restricted stock award of 11,976 shares awarded in 2011.

(3)           Reflects the value of cash incentive awards paid under our MIC Plan as described in the “Compensation Discussion and Analysis.”

(4)          Amounts reflected in this column include 401(k) matching contributions for each named executive officer as well as the costs related to personal use of a company-owned vehicle by the named executive officers and premiums paid on life insurance policies during the fiscal year.  With respect to each of the named executive officers, the following matching contributions were made on their behalf under our 401(k) plan for 2015: $3,300 for Mr. Shaw; $1,883 for Mr. Meyers; $1,250 for Mr. McAlmont; $2,295 for Mr. Swisstack; and $748 for Mrs. Jameson.  With respect to each of the named executive officers, the following matching contributions were made on their behalf under our 401(k) plan for 2014:  $3,000 for Mr. McAlmont; $5,250 for Mr. Shaw; $1,582 for Mr. Meyers; $5,250 for Mr. Swisstack; and $5,250 for Mrs. Jameson.  With respect to each of the named executive officers, the following matching contributions were made on their behalf under our 401(k) plan for 2013:  $3,000 for Mr. McAlmont; $5,250 for Mr. Shaw; $1,908 for Mr. Meyers; $5,250 for Mr. Swisstack; and $4,495 for Mrs. Jameson.

Oustanding Equity Awards
at Fiscal Year End December 31, 2015

	Option Awards			Stock Awards		Stock Awards
						Equity Incentive Plan Awards:
Name	Number of securities underlying unexercised options (#) Exercisable	Option exercise price ($)	Option expiration date (1)	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($) (3)	Number of shares, units or other rights that have not vested (#) (4)	Market value of shares, or payout units or other rights that have not vested ($) (3)

Scott M. Shaw	15,000	11.96	3/1/17	7,143 (5)	14,215	34,636 (7)	68,926
				27,972 (6)	55,664

Brian K. Meyers	-	-		5,595 (6)	11,134	8,881 (7)	17,673
				28,571 (9)	56,856	28,572 (9)	56,658

Kenneth M. Swisstack	2,500	11.96	3/1/17	6,994 (6)	13,918	13,322 (7)	26,511
	5,000	12.00	2/28/18	32,344 (8)	64,365	32,345 (8)	64,367

Shaun E. McAlmont	-	-		-	-	-	-

Piper Jameson	-	-		-	-	-	-

(1)           Option awards granted to the named executive officers were granted on the date 10 years prior to the expiration date.  All Option awards are fully vested.
(2)           Except as otherwise noted, all time-based restricted stock grants awarded to the named executive officers vest ratably on the date of grant and on each of the first through fourth anniversaries of the grant date; however, there is no vesting period on the right to vote or the right to receive dividends on the restricted stock. Upon an executive’s termination of employment due to death, disability, by the executive for good reason or by the Company without cause or a change in control, the restricted stock will immediately vest.
(3)           All equity award values are based on a December 31, 2015 closing stock price of $1.99.
(4)           Performance-based stock grants vest in equal installments over four years based upon the attainment of a threshold operating income margin and annual EBITDA performance criteria targets set by the Compensation Committee for each year during the performance period.  The terms and conditions of the Performance Shares are described in detail above in the “Compensation Discussion and Analysis.”
(5)           Awarded on May 1, 2012.
(6)           Awarded on December 5, 2012.
(7)           Awarded on April 30, 2013.
(8)           Awarded on June 2, 2014.
(9)           Awarded on December 18, 2014.

Potential Payments upon a Termination or Change in Control

The following table summarizes the value of the termination payments and benefits that our named executive officers would receive upon:

•	the executive’s Involuntary Termination (as defined below);
•	a Change in Control (as defined below); or
•	the executive’s death or disability.

In each case, the amounts are determined as if the trigger event occurred on December 31, 2015 and equity is valued based on the closing stock price of $1.99 on December 31, 2015.   This table excludes vested account balances under our 401(k) plan which is generally available to all of our employees.  The terms of the benefits are set forth in the employment agreements with each of the named executive officers as described immediately following the table.

Payment upon Termination
at Fiscal Year End December 31, 2015

Name (1)	Aggregate Severance ($)	Stock Awards ($) (2)	Benefits ($) (3)	Total ($)
Scott M. Shaw
Involuntary Termination	1,356,016	138,805	18,137	1,512,958
Change in Control	-	138,805	-	138,805
Death or Disability (4)	415,000	138,805	-	553,805
Termination for Cause or Resignation without Good Reason	-	-	-	-
Brian K. Meyers
Involuntary Termination	612,062	142,523	18,417	773,002
Change in Control	-	142,523	-	142,523
Death or Disability (4)	226,003	142,523	-	368,526
Termination for Cause or Resignation without Good Reason	-	-	-	-

(1) As Ms. Jameson and Messrs. McAlmont and Swisstack are no longer employed by the Company, the table only reflects termination payments to Messrs. Shaw and Meyers.

(2) All outstanding stock options, restricted stock and performance-based restricted stock granted by the Company to the named executive officers will become fully vested and immediately exercisable upon (i) a Change in Control (as defined below), (ii) an Involuntary Termination (as defined below) or (iii) upon the executive’s death or disability.  Vesting of the performance-based restricted stock upon a Change in Control is contingent upon the Company attaining the threshold operating income margin target.

(3) Includes a cash payment equal to the Company’s estimate of the employer portions of the premiums that would be necessary to continue the executive’s health care benefits coverage until the first anniversary of the executive’s date of termination.

(4) Includes an annual incentive compensation award for the year of termination based upon attainment of target levels.

Employment Agreements

The Company is party to employment agreements with each of our named executive officers.

Employment Agreement with Scott M. Shaw

Employment Period.  The agreement provides that Mr. Shaw will serve as our President and Chief Executive Officer through December 31, 2016.

Compensation and Benefits.  Mr. Shaw will receive a minimum annual base salary of $500,000, will be eligible to participate in the MIC Plan and, to the extent eligible, in all of our employee benefit plans, programs and arrangements that are established for, or made available to, our senior executives.

Involuntary Termination.  In the event of an “Involuntary Termination” (as defined below) of Mr. Shaw’s employment, we will pay him: (1) two times his base salary, as is then in effect; (2) two times the average of his annual incentive compensation award over the prior two years; and (3) a cash amount equal to the Company’s estimate of the employer portion of the premiums necessary to continue his health care benefits coverage for the earlier of (A) one year and (B) the date on which he is covered under another group health plan.  Mr. Shaw would receive these amounts from us in a lump-sum 60 days following his Involuntary Termination.  In addition, Mr. Shaw will receive a prorated annual award under the MIC Plan for the year in which the Involuntary Termination occurs based on actual performance, payable at the time that awards are generally paid to employees for the applicable year.

Termination for Cause; Resignation Other than for Good Reason. In the event that Mr. Shaw’s employment is terminated by us for Cause or Mr. Shaw resigns from his employment other than for “Good Reason” (as defined below), we will pay him his accrued but unpaid base salary and employee benefits earned through the date of his termination, including, without limitation, any MIC Plan award due but not yet paid for a completed calendar year.

Death or Disability.  In the event that Mr. Shaw dies or his employment is terminated as a result of his disability, we will pay him (or his estate, if applicable) his accrued but unpaid base salary and employee benefits earned through the date of his termination, including, without limitation, any MIC Plan award due but not yet paid for a completed calendar year.  In addition, (i) Mr. Shaw will receive a prorated target MIC Plan award for the year of termination and (ii) all of Mr. Shaw’s outstanding stock options and restricted stock shall become fully vested, and stock options shall become immediately exercisable and remain exercisable for one year (or until the option’s normal expiration date, if earlier).

Change in Control.  Upon a “Change in Control” (as defined below), we (or our successor) will continue the employment of Mr. Shaw for a period of two years commencing on the date of the Change in Control and ending on the second anniversary thereof.

In the event that any payment or distribution by us to or for the benefit of Mr. Shaw pursuant to the terms of the employment agreement or otherwise would be considered a “parachute payment” and the amount of the parachute payment, after deduction of all relevant taxes, including excise taxes imposed by Section 4999 of the Internal Revenue Code, is less than the amount Mr. Shaw would receive if he was paid three times his average “base amount” less $1.00, then the aggregate amounts constituting the parachute payment will be reduced (or returned by Mr. Shaw if already paid to him) to an amount that will equal three times his average “base amount” less $1.00.

Noncompetition.  Mr. Shaw is subject to a noncompetition restrictive covenant during the term of his employment and for two years thereafter, although the covenant will not apply if his employment is terminated due to an Involuntary Termination.

Nonsolicitation.  Mr. Shaw is subject to a nonsolicitation restrictive covenant of clients, employees and key consultants during the term of his employment and for one year thereafter.

Confidentiality.  Mr. Shaw is subject to a confidentiality restrictive covenant of unlimited duration.

Waiver and Release.  Our obligations upon a termination of employment under Mr. Shaw’s employment agreement are subject to Mr. Shaw executing and delivering a waiver and release of claims against us.

Employment Agreement with Brian K. Meyers

The terms of the Company’s employment agreement for Mr. Meyers is identical to those set forth in Mr. Shaw’s employment agreement described above, except that: (a) Mr. Meyers will serve as Executive Vice President, Chief Financial Officer and Treasurer, and will receive a minimum annual base salary of $301,337. and (b) in the event of an Involuntary Termination, each shall be entitled to receive a payment of one and one half times his base salary and average annual incentive compensation award (as opposed to two times).

“Involuntary Termination” generally means the termination of the executive’s employment by the executive for Good Reason or by the Company without Cause.

Prior to a “Change in Control” (as defined below), “Cause” generally means any of the following: (i) the executive’s willful failure to perform his duties in any material respect, (ii) malfeasance or gross negligence in the performance of his duties, (iii) the executive’s conviction of a felony, (iv) the executive’s intentional or reckless disclosure of confidential information, (v) the executive’s commission of an act of sexual harassment that would normally constitute grounds for termination, or (vi) any other act or omission by the executive which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates. The definition also requires that the Executive be given 30 days’ notice to cure a breach of (i) and (ii) above.  After a Change in Control, Cause would not include (v) and (vi) above.

“Good Reason” generally means the occurrence of any of the following without the executive’s written consent: (i) a reduction in the executive’s base salary or target annual incentive compensation award; (ii) an adverse change in the executive’s title, authority, duties or responsibilities; (iii) the relocation of the executive’s principal place of employment to a location more than 10 miles from West Orange, New Jersey; (iv) a failure by the Company to pay material compensation when due; or (v) a material breach of the Employment Agreement by the Company.  The definition also requires that the Company be given 10 days’ notice to cure any Good Reason that is susceptible to cure.

“Change in Control” generally means any of the following: (i) when a person directly or indirectly becomes the beneficial owner of 25% or more of either (1) the then outstanding common stock, or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (other than any acquisition directly from the Company, by the Company, or by an employee benefit plan sponsored by the Company); (ii) when, during any period of 24 consecutive months, the individuals who constitute the board of directors cease to constitute at least a majority thereof; (iii) when the shareholders approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the board of directors; (iv) when there is a consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with such a transaction or the sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation(unless there is no significant change in the beneficial ownership of the common stock); or (v) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Director Compensation

The following chart summarizes the compensation of the Company’s non-employee directors during the fiscal year ended December 31, 2015.  Following the table is a discussion of material factors related to the information disclosed in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Alvin O. Austin	58,000	55,000	113,000
Peter S. Burgess	68,500	55,000	123,500
James J. Burke, Jr.	49,000	55,000	104,000
Celia H. Currin	56,000	55,000	111,000
Ronald Harbour	42,000	55,000	97,000
J. Barry Morrow	68,000	55,000	123,000
Douglas Del Grosso (2)	29,000	55,000	84,000
Charles F. Kalmbach (2)	39,000	55,000	94,000
Alexis P. Michas (2)	63,000	95,000	158,000

(1)	Represents the grant date fair value of restricted stock awards granted on May 1, 2015. The fair values of these grants were determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) as determined based on applying the assumptions used in the Company’s financial statements. See Note 1 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, regarding assumptions underlying the valuation of equity awards. These grants vest on the first anniversary of the award date, May 1, 2016.

(2)	Mr. Del Grosso and Mr. Kalmbach resigned, and Mr. Michas retired during 2015. As a result of their departures, their respective shares awarded in 2015 were forfeited.

Compensation of Directors

In 2015, the Company paid each of its non-employee directors an annual retainer of $40,000 for services to the Company.  In addition, each non-employee director received $1,500 per board meeting attended in person or by telephone.  Non-employee directors on committees of the board each received an additional payment of $1,500 for each committee meeting attended on a day other than the day of a board meeting for which that director has been compensated.  The Audit Committee Chairman received an additional $15,000 annual retainer and the chairpersons of the Nominating and Corporate Governance Committee and the Compensation Committee each received an additional $10,000 annual retainer.

J. Barry Morrow, our Non-Executive Chairman, received an additional annual retainer of $10,000. Mr. Morrow also received 24,123 shares of restricted common stock on May 1, 2015. The restricted stock will vest in full on May 1, 2016, the first anniversary of the grant date.

Alexis P. Michas, our former Non-Executive Chairman, received an additional annual retainer of $30,000.  Mr. Michas also received 41,667 shares of restricted common stock on May 1, 2015, all of which shares were forfeited by him and cancelled upon his retirement from the board of directors on June 30, 2015.

Non-employee directors are also eligible to receive awards of shares of restricted common stock under the Amended and Restated 2005 Non-Employee Directors Restricted Stock Plan (the “Restricted Stock Plan”) as compensation for their services as directors.

Annual Grants of Restricted Stock.  On the date of each annual meeting, each non-employee director shall automatically receive an award of shares of restricted stock equal to $55,000 (based on the fair market value of a share of common stock on the date of grant) for service as a director of the Company, provided that such non-employee director continues to serve as a director of the Company immediately after such annual meeting.  On May 1, 2015, 24,123 shares of common stock were awarded to each of our six non-employee directors.  The per share fair market value of a share of the Company’s common stock on May 1, 2015 was $2.28.

All awards of common stock under the Restricted Stock Plan granted since 2010 vest on the first anniversary of the grant date.  There is no vesting period on the right to vote or the right to receive dividends on these shares.

Audit Committee Report

The Audit Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process, by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors.  Management has primary responsibility for preparing the financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls.  The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, the independent registered public accounting firm and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements as of December 31, 2015, and for the year then ended and regarding the Company’s internal controls.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Interim Auditing Standard No. 16 (Communications with Audit Committees).  Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management.  As part of that review, the Company’s independent registered public accounting firm submitted to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526 (Independence Discussions with Audit Committees) in which D&T affirmed its independence from the Company.  Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s provision of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.

Based upon the considerations described above and subject to the limitations upon the role and responsibilities of the Audit Committee as set forth in the Audit Committee’s charter, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2015, be included in the Company’s 2015 Annual Report on Form 10-K.

AUDIT COMMITTEE
Peter S. Burgess, Chairman
Celia H. Currin
Ronald E. Harbour

PROPOSAL 2:  NON-BINDING ADVISORY VOTE ON THE COMPANY’S COMPENSATION
OF NAMED EXECUTIVE OFFICERS

Pursuant to the rules of the Securities and Exchange Commission adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing shareholders with a non-binding advisory “say-on-pay” vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and tabular and narrative disclosures of this proxy statement.

We encourage shareholders to read the Compensation Discussion and Analysis beginning on page 10 of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the board of directors believe that the policies and procedures articulated in this proxy statement are effective in achieving our goals.

The board unanimously recommends a vote for the following resolution:

“RESOLVED, that the shareholders hereby approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation disclosure tables and any related narrative disclosure in this proxy statement.”

Although the vote on this Proposal 2 is advisory and non-binding, the Compensation Committee and the board will review the voting results on the proposal and will consider shareholder views in connection with our executive compensation program.

Required Vote

A majority of the votes cast at the annual meeting will be required to approve on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers.

Our board of directors unanimously recommends a vote FOR the proposal to approve the compensation of named executive officers described in this proxy statement.  Proxies that are executed and returned will be voted FOR that proposal, except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

PROPOSAL 3: APPROVAL OF THE COMPANY’S AMENDED AND RESTATED
2005 NON-EMPLOYEE DIRECTORS RESTRICTED STOCK PLAN

At its February 26, 2016 meeting, the board of directors unanimously approved, subject to shareholder approval, amending the Company’s 2005 Non-Employee Directors Restricted Stock Plan (the “Directors Plan”) to increase the aggregate number of shares of common stock available under the Plan from 700,000 shares to 1,000,000 shares (an increase of 300,000 shares).  The Directors Plan was initially adopted in 2005 and amended in each of 2009, 2013 and 2015.

As described in greater detail below, the Directors Plan provides each non-employee director with an annual grant of restricted stock valued at $55,000 on the date of each annual meeting. The Non-Executive Chairman receives an additional annual grant of restricted stock valued at $40,000 on the date of each annual meeting (or $95,000 in total). The restricted stock grants represent approximately 50% of the total compensation paid to our non-employee directors as set forth above under “Director Compensation.”

Shareholder approval of the Directors Plan is required under the rules of NASDAQ.

As of March 18, 2016, there were only 41,854 shares of common stock available for issuance under the Directors Plan.  The Company estimates that approximately 125,000 shares of common stock would be granted to our non-employee directors pursuant to the terms of the Plan upon the 2016 Annual Meeting (based upon a stock price of $3.00). Accordingly, without this amendment, there will not be a sufficient number of shares under the Directors Plan for all issuances at the 2016 Annual Meeting.

Summary of the Non-Employee Directors Restricted Stock Plan

The following is a summary of the principal provisions of the Directors Plan, but is not intended to be a complete description of all of its terms and provisions. This description is qualified by reference to the Plan document, which is attached to this proxy statement as Annex A.

Administration

The Directors Plan is administered by our Compensation Committee or such other committee appointed by our board. Our Compensation Committee has the authority to interpret and construe the provisions of the Directors Plan and to make all administrative rules, procedures and determinations with respect to the Directors Plan in accordance with the terms of the Plan. Our Compensation Committee may designate one or more of our employees to carry out the day-to-day aspects of our Compensation Committee's responsibilities under the Directors Plan.

Eligibility

Only directors who are not employees of our Company or any of our subsidiaries may participate in the Plan.  As of the date of this proxy statement, we have six non-employee directors.

Number of Shares Available for Issuance

If amended pursuant to this proposal, the maximum number of shares of our common stock that may be issued for all purposes under the Directors Plan will be increased to an aggregate of 1,000,000 shares.  Shares of our common stock issued under the Directors Plan may be either treasury shares or authorized and unissued shares.

Types of Awards

An award of restricted stock or restricted stock units may be made to a non-employee director under the Plan. Awards made under the Plan are granted for no consideration other than the provision of services or for such other consideration as our Compensation Committee may determine or as may be required by applicable law.

Restricted Stock Awards

As of the date of each annual meeting of our shareholders, each non-employee director will automatically receive an award of restricted shares of our common stock equal to $55,000 (based on the fair market value of a share of common stock on the date of grant). If a non-employee director (i) will not continue to serve as a director on our board immediately after the relevant annual meeting or (ii) became a director on our board within 60 days or less of the relevant annual meeting, then such non-employee director will not receive any annual award of restricted stock for such year.

Unless otherwise set forth in an award document, an award of restricted stock vests on the first anniversary of the date of grant, subject to our compensation committee's authority to accelerate the vesting of the award upon a Change in Control (as defined in the “Change in Control” section of Proposal 3).  Restricted stock will not be transferable until the later of the date on which it becomes vested (other than by the laws of descent and distribution) and six months following the date of grant. A non-employee director will have the right to vote and receive dividends upon receiving an award of restricted stock.

Deferral Election; Restricted Stock Unit Awards

A non-employee director may be given the opportunity to make an irrevocable election to defer receipt of all or any portion of an award of restricted stock otherwise receivable by him or her. Any such election to defer must be made by the non-employee director within the time specified by our compensation committee no later than December 31st of the taxable year prior to the year in which the applicable award of restricted stock would otherwise be made to such director (except for the first year in which a Non-Employee Director becomes eligible to participate in the Plan, in which such Non-Employee Director must make a Deferral Election within 30 days after the date he or she becomes eligible to participate in the Plan).  If a non-employee director makes such a deferral election, he will receive a number of restricted stock units in lieu of, and equal to, the number of shares of restricted stock that is subject to the deferral election.  The restricted stock units will have substantially the same terms as the restricted stock.

No shares of common stock will be issued to the non-employee director upon vesting of the award of restricted stock units. Instead, the restricted stock units will be credited to the non-employee director's account under our deferral plan on the applicable vesting date. Any restricted stock units credited to the deferral plan will be held as restricted stock units until such time as they are settled through the delivery of shares of common stock. In addition, following vesting the non-employee director will be entitled to have any dividend equivalents earned as of the applicable vesting date that correspond to such restricted stock units distributed in whole shares of our common stock.  Restricted stock units will not be transferable (other than by the laws of descent and distribution). A non-employee director will have no rights as a shareholder in our Company with respect to restricted stock units held by him until shares of our common stock underlying such units are distributed.

Currently, the Company does not provide non-employee directors with the opportunity to defer receipt of their restricted stock.

Termination of Service

In the event that a non-employee director's service on our board terminates, our compensation committee has the authority to accelerate the vesting of an award, which action may be taken at the time of grant or at a subsequent time. In the absence of any action by our compensation committee to the contrary, upon such termination of service, such non-employee director's award will, to the extent unvested, be immediately forfeited as of such date of termination.

Amendment and Termination; Term

Our board may, at any time, terminate, amend, modify or suspend the directors' plan, except that no amendment may be made (i) where required by applicable law or exchange rules, unless shareholder approval is obtained, or (ii) that adversely alters or affects the rights of a non-employee director with respect to any award outstanding without such director's consent. Unless terminated earlier, the directors' plan will terminate on the tenth anniversary of the date on which shareholders’ approval is obtained (May 1, 2025), except with respect to awards that are then outstanding.

Other Provisions

Adjustments or Changes in Capitalization.  In the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividends, recapitalization, reorganization, liquidation, merger or other similar corporate event or distribution of stock or property affecting the shares of Company common stock, the aggregate number of shares of available for issuance under the Plan, the various Plan limits, and the number of shares subject to, and exercise or grant price of, outstanding awards will be appropriately adjusted by the Compensation Committee in order to preserve the benefits or potential benefits intended to be made available to the participants.

Limited Transferability.  Unless the Compensation Committee determines otherwise, restricted stock shall not be transferable other than by the laws of descent and distribution until such restricted stock has vested, but, in no event, prior to the expiration of a period of six (6) months from the grant date.  Unless the Compensation Committee determines otherwise, restricted stock units shall not be transferable other than by the laws of descent and distribution.

Plan Benefits

The table below shows restricted stock that will be granted to all non-employee directors granted at the 2016 Annual Meeting on May 3, 2016 if Proposal 3 is approved by our shareholders.  The number of shares will equal the dollar value of the award set forth below divided by the closing price of our common stock on the day prior to the grant date.  If this Proposal 3 is not approved by our shareholders, the directors will receive a prorated grant based on the number of shares remaining eligible for issuance and the Company may be required to adjust the director compensation program for future years.

Name	Dollar Value ($)
James J. Burke, Jr.	$55,000
Peter S. Burgess	$55,000
J. Barry Morrow	$95,000
Celia H. Currin	$55,000
Alvin O. Austin	$55,000
Ronald E. Harbour	$55,000
Non-Employee Director Group	$370,000

U.S. Federal Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to certain awards that may be granted under the Directors Plan based on current tax laws. The summary does not include any state, local or foreign tax laws. This discussion is intended for the information of shareholders considering how to vote at the 2016 Annual Meeting and not as tax guidance to individuals who participate in the Plan.

Restricted Stock.  A non-employee director will not recognize taxable income upon the grant of restricted stock.  The non-employee director will recognize ordinary income at the time of vesting of the restricted stock equal to the fair market value of the shares received.  Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.  The non-employee director may instead elect to be taxed at the time of grant. If the non-employee director makes such an election, the one year long-term capital gains holding period begins on the date of grant. The Company generally will receive a deduction for any ordinary income recognized by a non-employee director with respect to an award.

Restricted Stock Units.  A non-employee director will not recognize taxable income upon the grant of restricted stock units.  The non-employee director will recognize ordinary income at the time the shares of common stock are delivered equal to the fair market value of the shares received.  Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

Other Information.  The Company generally will receive a deduction for any ordinary income recognized by a non-employee director with respect to an award.   As of March 14, 2016, the closing price of a share of our common stock was $2.84.

Required Vote

A majority of the votes cast at the annual meeting will be required to approve the amendment to the Company’s 2005 Non-Employee Directors Restricted Stock Plan.

Our board of directors unanimously recommends a vote FOR the proposal to approve the amendment to the Company’s 2005 Non-Employee Directors Restricted Stock Plan.  Proxies that are executed and returned will be voted FOR that proposal, except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

PROPOSAL 4:  RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, which has served as the Company’s independent registered public accounting firm since 1999, to be the Company’s independent registered public accounting firm for the year ending December 31, 2016. Deloitte & Touche LLP has advised the Company that it does not have any direct or indirect financial interest in the Company. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting and will be given the opportunity to make a statement if they choose to do so. They will also be available to respond to appropriate questions.

Before appointing Deloitte & Touche LLP, the Audit Committee carefully considered Deloitte & Touche LLP’s qualifications, including the firm’s performance as independent registered public accounting firm for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company is compatible with its independence from the Company.

Shareholders will be asked at the annual meeting to ratify the appointment of Deloitte & Touche LLP. If the shareholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent registered public accounting firm at any time during the year 2016 if it concludes that such a change would be in the best interests of the Company. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Deloitte & Touche LLP.

Fees Billed by Independent Registered Public Accounting Firm

As more fully described below, all services to be provided by Deloitte & Touche LLP are pre-approved by the Audit Committee, including audit services, tax services and certain other services.

The SEC requires disclosure of fees billed by the Company’s independent registered public accounting firm for certain services.  The following table sets forth the aggregate fees billed by Deloitte & Touche LLP during the years ended December 31, 2015 and 2014:

Fee Category	2015	2014
Audit and Audit Related Fees	$1,091,778	$864,212
Tax Fees	160,190	185,522
All Other Fees	7,880	7,880

Total Fees	$1,259,848	$1,057,614

Audit and Audit Related Fees consisted principally of audit services of our consolidated financial statements, review of our quarterly financial statements, services that are normally provided by the independent auditors in connection with statutory and regulatory filings and the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees consisted principally of professional services rendered by Deloitte & Touche LLP in connection with the Company’s tax compliance activities, including technical and tax advice related to the preparation of tax returns.

All Other Fees primarily consisted of professional services rendered in connection with the Company’s employee benefit plan.

Audit Committee Pre-Approval Policy

The Audit Committee approves, prior to engagement, all audit and non-audit services provided by Deloitte & Touche LLP and all fees to be paid for such services. All services are considered and approved on an individual basis. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Required Vote

A majority of the votes cast at the annual meeting will be required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

Our board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

ANNUAL REPORT AND FINANCIAL STATEMENTS AND
COMMITTEE AND CORPORATE GOVERNANCE MATERIALS OF THE COMPANY

Copies of the Company’s Annual Report filed with the SEC on Form 10-K for the year ended December 31, 2015, including the Company’s consolidated financial statements and financial statement schedule, will be mailed to interested shareholders, without charge, upon written request.  Exhibits to the Form 10-K will be provided upon written request and payment to the Company of the cost of preparing and distributing those materials. The current charters of the board’s Audit, Compensation, Nominating and Corporate Governance Committees, along with the Company’s Code of Business Ethics and Conduct and Integrity Assurance Program, are available to interested shareholders upon request and are posted on our website at www.lincolnedu.com. Written requests should be sent to Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, Attention: Investor Relations.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

The board of directors has adopted corporate governance guidelines, which include guidelines for determining director independence, director responsibilities, director access to management and independent advisors, and director stock ownership guidelines.

The board of directors has adopted an Integrity Assurance Program – A Code of Business Ethics and Conduct that applies to all directors, officers and employees and that is intended, among other things, to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and related SEC and NASDAQ Marketplace Rules requiring a code of ethics for a company’s directors, officers and employees. A copy of the Integrity Assurance Program – A Code of Business Ethics and Conduct is posted on our website at www.lincolnedu.com The Audit Committee must approve any requests for amendments to or waivers from the Integrity Assurance Program with respect to directors and executive officers and the Company intends to report such amendments or waivers that are required to be reported pursuant to the rules of the SEC and the NASDAQ Global Select Market on the Company’s website.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that related person transactions present a heightened risk of conflicts of interest.  As a general matter, it is the preference of the Company to avoid related person transactions.  The term “related person transaction” refers to a transaction required to be disclosed pursuant to Item 404 of Regulation S-K, under the Securities Act of 1933, as amended.

Nevertheless, the Company recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders.  As a result, pursuant to the Company’s Audit Committee written charter, the Audit Committee is charged with the responsibility to review and approve all related person transactions on an ongoing basis.  All such transactions must be approved in advance by the Audit Committee.

In addition, the Company’s Code of Business Ethics and Conduct (the “Code of Conduct”) contains policies and procedures with respect to conflicts of interest and related person transactions.  The Code of Conduct requires that all directors, officers, employees and certain other persons subject to the Code of Conduct, adhere to it and prohibits certain arrangements that may be relevant to related person transactions including, but not limited to, prohibitions against: obtaining a substantial interest in any entity which does or seeks to do business with, or is a competitor of, the Company; entering into various arrangements (including family or other relationships) which might dissuade such director, officer, employee or other person from acting in the best interest of the Company; entering into a financial transaction or relationship with a student, prospect, vendor, agent or competitor of the Company; benefiting, or seeking to benefit, (directly or indirectly) from such person’s position with the Company from any sale, purchase or other activity of the Company; using Company property or information for personal gain; obtaining loans or guarantees for personal obligation from the Company; and competing with the Company.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals that are intended to be presented at the 2017 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company, in writing, no later than November 24, 2016, in order to be considered for inclusion in the Company’s proxy materials for that annual meeting. Shareholder proposals and shareholder nominations for election to the board of directors must also comply with the current advance notice and other requirements set forth in the Company’s bylaws to be eligible to be presented at an annual meeting. These requirements include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the annual meeting is advanced or delayed more than 30 days from that of the first anniversary of this year’s annual meeting, be submitted to the Secretary of the Company at least 120 and not more than 150 days prior to the first anniversary of the date of mailing of the notice for this year’s annual meeting (or between October 25, 2016, and November 24, 2016, based on this year’s notice mailing date of March 23, 2016).

COMMUNICATING WITH THE BOARD OF DIRECTORS

You may contact any non-employee director, or the entire board, at any time. Your communication should be sent to the Lincoln Educational Services Corporation Board of Directors – Non-Employee Directors, c/o Corporate Secretary, Lincoln Educational Services Corporation, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052.

Communications are distributed to the board, or any board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the board will be excluded, such as spam and other junk mail, resumes and other job inquiries, surveys and business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any non-employee director any communication that is filtered in accordance with the process described above, at that director’s request.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that unless shareholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household who share an address. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: Lincoln Educational Services Corporation, c/o Corporate Secretary, 200 Executive Drive, Suite 340, West Orange, New Jersey 07052, Telephone (973) 736-9340. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER INFORMATION

Proxy authorizations submitted via the Internet must be received by 7:00 p.m. (Eastern Time) on May 2, 2016. To give your proxy authorization via the Internet, please read the instructions accompanying the enclosed proxy card. Costs associated with electronic access, such as from access providers, will be borne by the shareholder.

By Order of the Board of Directors

Alexandra M. Luster
Corporate Secretary
West Orange, New Jersey
March 23, 2016

Annex A

LINCOLN EDUCATIONAL SERVICES CORPORATION
AMENDED AND RESTATED 2005 NON-EMPLOYEE
DIRECTORS RESTRICTED STOCK PLAN
(Amended by the Board on February 26, 2016, subject to shareholder approval)

1.	Purpose of the Plan

The Plan is intended to encourage ownership of Common Stock by Non-Employee Directors of the Company, upon whose judgment and interest the Company is dependent for its successful operation and growth, in order to increase their proprietary interest in the Company’s success and to encourage them to serve as directors of the Company.

2.	Definitions and Rules of Construction

(a)           Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Annual Meeting” means an annual meeting of the Company’s stockholders.

“Award” means an award of Restricted Stock or Restricted Stock Units made pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award.  An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Non-Employee Director.

“Board” means the Board of Directors of the Company, including any directors who may be participants in the Plan.

“Change in Control” means

(i)             when a “person” (as defined in Section 3(a)(9) of the Exchange Act), including a “group” (as defined in Section 13(d) and 14(d) of the Exchange Act), either directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 25% or more of either (i) the then outstanding Common Stock, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii)            when, during any period of 24 consecutive months of service, the individuals who, at the beginning of such period, constitute the Board (the “Company Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to be a Company Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least two-thirds of the directors of the Company, who then qualified as Company Incumbent Directors;

(iii)          consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “ Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

(iv)          a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan.

“Common Stock” means the common stock of the Company, no par value per share, or such other class of share or other securities as may be applicable under Section 9(b) hereof.

“Company” means Lincoln Education Services Corporation, or any successor to substantially all of its business.

“Date of Grant” means the date on which a Non-Employee Director is granted an Award.

“Deferral Election” means a Non-Employee Director’s irrevocable, written election to defer his Award of Restricted Stock in accordance with Section 8 hereof.

“Deferral Plan” means the Company’s 2005 Deferred Compensation Plan or any successor plan thereto.

“Effective Date” means the date on which the Plan, as amended and restated, is approved by the stockholders of the Company.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means (i) if the Common Stock is listed on a securities exchange or is traded over the Nasdaq Stock Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the Nasdaq Stock Market, the mean between the bid and offered prices as quoted by the Nasdaq Stock Market for such date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq Stock Market quotations, Fair Market Value shall be determined by such other method as the Committee determines in good faith to be reasonable.

“Non-Employee Director” means a director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Plan” means this Lincoln Educational Services Corporation Amended and Restated Non-Employee Directors Restricted Stock Plan, as described herein.

“Plan Limit” has the meaning assigned to such term in Section 5 hereof.

“Restricted Stock” means restricted shares of Common Stock granted to a Non-Employee Director pursuant to Section 7 hereof.  One share of Restricted Stock corresponds to one share of Common Stock.

“Restricted Stock Units” mean a contractual right to receive shares of Common Stock at a subsequent date upon satisfaction of the conditions to vesting and settlement pursuant to Section 8 hereof.  One Restricted Stock Unit corresponds to one share of Common Stock.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.  For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Vesting Date” has the meaning assigned to such term in Section 8(c) hereof.

(b)           Rules of Construction.  The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise.  Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a)            Authority.  Subject to the provisions of Section 12 hereof, the Committee shall have authority to (i) construe and interpret the provisions of the Plan and any Award Document, (ii) to establish such rules and procedures as may be necessary or advisable to administer the Plan, (iii) to make all determinations necessary or advisable for the administration of the Plan, including, without limitation, factual and legal determinations, (iv) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computations received therefrom and (v) to correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; provided, however, that no such interpretation or determination shall change or affect the selection of persons eligible to receive an Award under the Plan, the number of shares authorized under the Plan or the terms and conditions thereof.  The interpretation and construction by the Committee of any provision of the Plan or of any Award Document shall made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(b)           Delegation.  To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter.

(c)           Liability of Committee and its Delegates.  Subject to applicable laws, rules and regulations:  (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information or advice.

4.	Eligibility

Awards under the Plan shall be granted pursuant to the provisions hereof to persons who are Non-Employee Directors.

5.	Common Stock Subject to the Plan

(a)          Plan Limit.   Subject to Section 9(b) hereof, the Company is authorized to issue up to 1,000,000 shares of Common Stock under the Plan (the “Plan Limit”).  Such shares may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock held in the treasury of the Company.

(b)           Rules Applicable to Determining Shares Available for Issuance.  The number of shares of Common Stock remaining available for issuance will be reduced by the number of shares of Common Stock subject to outstanding Awards and, for Awards that are not denominated by shares, by the number of shares actually delivered upon settlement or payment of the Award.  For purposes of determining the number of shares of Common Stock that remain available for issuance under the Plan, the number of shares that are tendered by a participant or withheld by the Company to pay the exercise price of an Award or to satisfy the participant’s tax withholding obligations in connection with the vesting, exercise or settlement of an Award will not be added back to the Plan Limit.  In addition, for purposes of determining the number of shares that remain available for issuance under the Plan, the number of shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through the issuance of consideration other than shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards.

6.	Awards in General

(a)           General.  The terms and conditions of each Award shall be set forth in an Award Document, which shall contain terms and conditions not inconsistent with the Plan.  Each Award made to a Non-Employee Director under the Plan shall be granted for no consideration other than the provision of services (or such minimum payment as may be required under applicable law) or for such other consideration as the Committee may determine.

(b)          Effect of Termination of Service.  Notwithstanding any provision of the Plan to the contrary, in the event that a Non-Employee Director’s service on the Board terminates, the Committee shall have full authority and discretion to accelerate the vesting of an Award, which provisions may be specified in the applicable Award Document or determined at a subsequent time.  In the absence of any action by the Committee to the contrary, upon such termination of service, the Non-Employee Director’s Award shall, to the extent unvested, be immediately forfeited as of such date of termination of service.  The date of a Non-Employee Director’s termination of service from the Board for any reason shall be determined in the sole discretion of the Committee.

7.	Terms and Conditions of Restricted Stock Awards

The terms of this Section 7 are subject to the terms and provisions set forth above in Section 6.

(a )          Annual Grants of Restricted Stock.  Subject to the provisions of Sections 7 and 8, on the date of each Annual Meeting, each Non-Employee Director shall automatically receive an Award of shares of Restricted Stock equal to $55,000 (based on the Fair Market Value of a share of Common Stock on the Date of Grant) for service as a director of the Company, provided that such Non-Employee Director shall continue to serve as a director of the Company immediately after such Annual Meeting.

(b)           Vesting.  Unless otherwise set forth in an Award Document, an Award of Restricted Stock shall vest and become nonforfeitable on the first anniversary of the Date of Grant (subject to early vesting, if so provided by the Committee in its sole discretion in the applicable Award Document or at a subsequent time, upon a Change in Control of the Company).

(c)           Issuance of Shares.  A certificate representing the whole shares of Common Stock covered by an Award of Restricted Stock shall be issued in the Non-Employee Director’s name, subject to the terms and conditions of the Plan and the applicable Award Document, promptly after the Date of Grant, and such a Non-Employee Director shall be deemed to own such number of whole shares of Common Stock, including, without limitation, for purposes of dividends and voting, as of the Date of Grant.  The Board may require that the certificate evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Eligible Director shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award of Restricted Stock.

(d)           Restrictions on Transfer of Restricted Stock.  Unless the Committee determines otherwise, Restricted Stock shall not be transferable other than by the laws of descent and distribution until such Restricted Stock has vested pursuant to Section 7(b) but, in no event, prior to the expiration of a period of six (6) months from the Date of Grant.

8.	Deferral Election; Terms and Conditions of Restricted Stock Unit Awards

The terms of this Section 8 are subject to the terms and provisions set forth above in Section 6.

(a)           Deferral Election.  Notwithstanding any provision of Section 7, each Non-Employee Director may, in the discretion of the Committee, be given the opportunity to irrevocably elect to defer under the Deferral Plan receipt of all or any portion of an Award of Restricted Stock otherwise receivable by him under paragraph (a) or (b) of Section 7 through a Deferral Election.  Except for the year in which a Non-Employee Director becomes eligible to participate in the Plan, any Deferral Election must be made by a Non-Employee Director within the requisite time specified by the Committee, but in no event later than December 31st of the taxable year prior to the year in which the applicable Award of Restricted Stock is granted to such Non-Employee Director.  For the first year in which a Non-Employee Director becomes eligible to participate in the Plan, a Non-Employee Director must make a Deferral Election within 30 days after the date he or she becomes eligible to participate in the Plan.

(b)           Grant of Restricted Stock Units.  When a Non-Employee Director makes a Deferral Election, he shall receive a number of Restricted Stock Units in lieu of, and equal to, the number of shares of Restricted Stock that is subject to such Deferral Election.  The Non-Employee Director shall receive an Award of these Restricted Stock Units on the same date that the Award of Restricted Stock subject to the Deferral Election otherwise would have been granted to him under paragraph (a) or (b), as applicable, of Section 7.  Except as otherwise provided by the Committee in any Award Document, the terms and conditions applicable to an Award of Restricted Stock Units are described in this Section 8.

(c)            Vesting.  Unless otherwise set forth in an Award Document, an Award of Restricted Stock Units shall vest and become nonforfeitable on the first anniversary of the Date of Grant (each, a “Vesting Date”) (subject to early vesting, if so provided by the Committee in its sole discretion in the applicable Award Document or at a subsequent time, including, without limitation, upon a Change in Control of the Company).

(d)           No Issuance of Shares; Deferral.  Subject to Section 8(f), upon an Award of Restricted Stock Units, or a portion thereof, becoming vested, no shares of Common Stock shall be issued to the Non-Employee Director.  Instead, the Restricted Stock Units shall be credited, without any further action on the part of the Non-Employee Director, to the Non-Employee Director’s deferred compensation account under the Deferral Plan on the applicable Vesting Date.  Any Restricted Stock Units credited to the Deferral Plan shall be held in the Deferral Plan as Restricted Stock Units until such time as they are settled through the delivery of shares of Common Stock in accordance with the terms and conditions of the Deferral Plan.

(e)          Restrictions on Transfer of Restricted Stock Units.  Unless the Committee determines otherwise, Restricted Stock Units shall not be transferable other than by the laws of descent and distribution.

(f)            Dividend Equivalent Payments.  Unless the Committee determines otherwise, if the Company pays any cash or other dividend or makes any other distribution in respect of the shares of Common Stock underlying an Award of Restricted Stock Units, or a portion thereof, before such Restricted Stock Units are credited to the Deferral Plan in accordance with the terms of Section 8(d), the Company shall maintain a bookkeeping record to which such amount of the dividend or distribution in respect of such shares of Common Stock shall be credited to an account for the Non-Employee Director and distributed in whole shares of Common Stock at the time the Award, or portion thereof is vested.

(g)          No Rights as a Stockholder.  Except as otherwise provided by the Committee in the applicable Award Document, a Non-Employee Director shall have no rights as a stockholder with respect to any Awards of Restricted Stock Units or any value thereof deferred under the Deferral Plan.

9.	No Restriction on Right of Company to Effect Corporate Changes

(a)            Authority of the Company and Stockholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Common Stock or the rights thereof or which are convertible into or exchangeable for shares of Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)           Change in Capitalization.  Notwithstanding any provision of the Plan or any Award Document, the number and kind of shares authorized for issuance under Section 5 of the Plan shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the shares of Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.  In addition, upon the occurrence of any of the foregoing events, the number and kind of shares subject to any outstanding Award and the exercise price per share (or the grant price per share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a participant) in order to preserve the benefits or potential benefits intended to be made available to participants.  Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

10.	Miscellaneous

(a)           Tax Withholding.  The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any applicable tax withholding requirements.  In the case of an Award payable in shares of Common Stock, the Company or a Subsidiary, as appropriate, may permit or require such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to such individual to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time.  The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b)           No Right to Awards or Continued Directorship.  Nothing in the Plan shall confer upon any Non-Employee Director the right to continue as a director of the Company or affect any right that the Company or any Non-Employee Director may have to terminate the service of such Non-Employee Director.

(c)           Section 16(b) of the Exchange Act.  The Plan is intended to comply in all respects with Section 16(b) of the Exchange Act.

(d)          Securities Law Restrictions.  An Award may not be exercised or settled, and no shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws.  The Committee may require each Non-Employee Director purchasing or acquiring shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Non-Employee Director is acquiring the shares of Common Stock for investment purposes and not with a view to the distribution thereof.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares of Common Stock are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)           Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(f)            Satisfaction of Obligations.  Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(g)           No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan.  No participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(h)           Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(i)             Expenses.  The cost and expenses of administering the Plan shall be borne by the Company.

(j)            Governing Law.  The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

(k)           Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation.  Prior to the issuance of Shares in connection with an Award, nothing contained herein shall give any participant any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares with respect to awards hereunder.

(l)            Section 409A of the Code.  To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Document evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan and Award Documents shall be interpreted in accordance with Section 409A of the Code and interpretive guidance issues thereunder.  Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

11.	Term of the Plan

Unless earlier terminated pursuant to Section 12 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date, except with respect to Awards then outstanding.

12.	Amendment and Termination

Notwithstanding anything herein to the contrary and subject to applicable laws, rules and regulations, the Board may, at any time, terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension of the Plan (i) shall be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of the NASDAQ Stock Market or (ii) shall materially and adversely alter or impair the rights of a participant in any Award previously made under the Plan without the consent of the holder thereof and no amendment which increases the Plan Limit shall be effective without stockholder approval (other than in connection with a transaction or event described in Section 9(b) of the Plan).  Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a participant to the extent it deems necessary or desirable to (a) comply with, or take into account changes in or interpretation of applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 9(b)), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company participant.

LINCOLN EDUCATIONAL SERVICES CORPORATION

VOTE BY INTERNET QUICK ★ ★ ★ EASY ★ ★ ★ IMMEDIATE

As a shareholder of Lincoln Educational Services Corporation, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 2, 2016

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY	Please mark your votes like this	X

1. Election of Directors:					3. To approve the Amended and Restated 2005 Non- Employee Directors Restricted Stock Plan
		FOR ALL	WITHHOLD	FOR ALL EXCEPT	☐ FOR ☐ AGAINST ☐ ABSTAIN
☐ 01. Alvin O. Austin	☐ 06. J. Barry Morrow	NOMINEES	AUTHORITY	(See instructions
☐ 02. Peter S. Burgess	☐ 07. Scott M. Shaw			below)
☐ 03. James J. Burke, Jr. ☐ 04. Celia H. Currin ☐ 05. Ronald E. Harbour		☐	☐	☐	4. Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
☐ FOR ☐ AGAINST ☐ ABSTAIN

(To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee that you wish to withhold authority as shown here)
To change the address on your account, please check the box at the right and indicate your new address in the address space to the left. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
2. Advisory vote to approve named executive officer compensation. ☐ FOR ☐ AGAINST ☐ ABSTAIN					Check here if you plan to attend the meeting ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2016.

ANNUAL MEETING OF SHAREHOLDERS OF

LINCOLN EDUCATIONAL SERVICES CORPORATION

MAY 3, 2016

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

LINCOLN EDUCATIONAL SERVICES CORPORATION

Proxy For Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lincoln Educational Services Corporation, a New Jersey corporation (the “Company”), hereby appoints Scott M. Shaw and Brian K. Meyers, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 3, 2016, at 9:00 a.m., local time, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, NJ 07052 and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED. IF THIS PROXY IS EXECUTED, BUT NO SPECIFICATION IS MADE BY THE UNDERSIGNED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4 AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

(Continued and to be dated and signed on reverse side)